                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-99177


                                   PROSPECTUS

                        SYNERGY TECHNOLOGIES CORPORATION

                        15,500,000 SHARES OF COMMON STOCK


         This prospectus relates to the sale of up to 15,500,000 shares of our common stock by certain selling shareholders, including 12,000,000 shares by Fusion Capital Fund II, LLC. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling shareholders.


         Our common stock is quoted on the Nasdaq Over-the-Counter Bulletin Board under the symbol "OILS." On September 23, 2002, the last reported sale price for our common stock as reported on the Nasdaq Over-the-Counter Bulletin Board was $0.12 per share.

         Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                              --------------------

         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 BEFORE PURCHASING OUR COMMON STOCK.

                              --------------------




NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                The date of this prospectus is September 24, 2002.

                                TABLE OF CONTENTS

                            ------------------------

Prospectus Summary........................................................................................3
Risk Factors..............................................................................................5
Cautionary Note Regarding Forward-Looking Statements......................................................8
Use of Proceeds...........................................................................................9
Market for Common Equity and Related Shareholder Matters..................................................9
Management's Discussion and Analysis of Financial Condition
     and Plan of Operation................................................................................10
Our Business..............................................................................................16
Our Management............................................................................................25
Security Ownership of Certain Beneficial Owners and Management............................................32
Certain Relationships and Related Party Transactions......................................................33
The Fusion Transaction....................................................................................35
Selling Shareholders......................................................................................38
Description of Capital Stock..............................................................................40
Shares Eligible for Future Sale...........................................................................42
Plan of Distribution......................................................................................43
Legal Proceedings.........................................................................................44
Disclosure of Commission Position of Indemnification for Securities Act Liabilities.......................44
Legal Opinion.............................................................................................44
Experts...................................................................................................44
Additional Information....................................................................................45
Index to Financial Statements.............................................................................F-1

UNLESS OTHERWISE SPECIFIED, THE INFORMATION IN THIS PROSPECTUS IS SET FORTH AS OF SEPTEMBER 23, 2002, AND WE ANTICIPATE THAT CHANGES IN OUR AFFAIRS WILL OCCUR AFTER SUCH DATE. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. IF ANY PERSON GIVES YOU ANY INFORMATION OR MAKES REPRESENTATIONS IN CONNECTION WITH THIS OFFER, DO NOT RELY ON IT AS INFORMATION WE HAVE AUTHORIZED. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the "company," "we," "us," and "our," we mean Synergy Technologies Corporation, a Colorado corporation, together with our subsidiaries. This prospectus contains forward-looking statements and information relating to Synergy Technologies Corporation. See "Cautionary Note Regarding Forward Looking Statements" on page 8.


OUR COMPANY

         Synergy Technologies Corporation is commercializing two separate and distinct proprietary and patented processes, SynGen and CPJ. Our SynGen technology converts natural gas and other fossil fuels into hydrogen and carbon monoxide, referred to as synthetic gas or syngas, for use in a variety of applications. This process can also be used to extract hydrogen from hydrocarbon feedstocks for use as fuel for fuel cells and to separate hydrogen from hydrogen sulfide for use in the refining process. Our CPJ process is a super-heated steam application that converts heavy oil into more valuable, lighter crude oil.


SYNGEN - ECONOMIC SYNGAS PRODUCTION

         Our SynGen process efficiently produces syngas, a common building block for liquid fuels, fuels for fuel cells, plastics, industrial uses, clean-burning fuels and several other applications. We are focused on three principal applications for SynGen: (i) full-scale gas-to-liquids, or GTL, plants for the production of ultra-clean burning fuels; (ii) a process for recovering hydrogen in the refining process using our proprietary SulfArc technology; and (iii) extracting hydrogen as a feedstock for fuel cell power generation. Environmental applications, including improvements resulting from the reduction of greenhouse gases by converting currently flared and/or vented natural gas into synthetic fuels, make SynGen attractive to companies around the world that must respond to new more stringent environmental regulations.


CPJ - HEAVY CRUDES UPGRADED TO A CUSTOMIZED COMPOSITION

         Our CPJ heavy oil upgrading process converts heavy crude oils into lighter synthetic crude oils. Heavy crude oils are denser and more viscous than lighter crude oils, are more difficult to transport by pipeline and require more refining than lighter crude oils and, consequently, are not as valuable. The technology is based upon the application of an instantaneous transfer of energy from super-heated steam to a fine mist of heavy crude feedstock via a specially designed injector. CPJ is capable of producing upgraded product of the end-user's desired viscosity and/or composition.


COMMERCIALIZATION OF OUR TECHNOLOGIES

         As of the date hereof, we have not entered into any agreements for the use of our technologies on a commercial scale and have not derived revenues from operations. We continue to refine our technologies to improve process engineering and efficiency; however, we believe that our technologies are ready for commercialization.

         We are a Colorado corporation. Our offices and research and development laboratory are located at 1689 Hawthorne Drive Conroe, Texas, 77301-3284 . Our telephone number is (936) 788-8220. The address of our website is www.synergytechnologies.com. Information on our website is not part of this prospectus.

THE OFFERING

         This prospectus covers up to 12,000,000 shares of our common stock being offered and sold by Fusion Capital Fund II, LLC and 3,500,000 shares of common stock offered by certain other persons who currently hold shares of our common stock or warrants exercisable for shares of our common stock.

         On June 20, 2002, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, as amended September 3, 2002, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our common stock up to an aggregate, under certain conditions, of $6.0 million. As of September 3, 2002, there were 46,670,083 shares outstanding, including the 424,041 shares that we have issued to Fusion Capital as compensation for its purchase commitment, but excluding the other 11,575,959 shares offered by Fusion Capital pursuant to this prospectus. Fusion Capital does not have the right nor the obligation to purchase our stock in the event that the market price of our stock is below $0.15.


         Certain persons not related to Fusion Capital are offering an aggregate of 3,500,000 shares of our common stock for sale. Of the shares offered by these persons, 150,000 underlie common stock purchase warrants.

         We will not receive any proceeds from the sale of any of the shares offered and sold by any of the above mentioned selling shareholders. However, we may receive up to $6 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

         The number of shares offered by this prospectus represents approximately 26.6% of the total common stock outstanding as of September 3, 2002. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.


                                  RISK FACTORS

         Investing in our common stock involves various risks, including those described below. You should consider carefully these risk factors, together with all other information in this prospectus, before you decide to purchase shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.


RISKS RELATING TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

         We commenced our energy technology development operations in 1998 with the acquisition of our SynGen and CPJ technologies. To date, our limited operations have consisted primarily of the development of our technologies and the construction of small pilot units to prove the efficacy and commercial viability of our technologies. We have recently commenced marketing efforts with respect to our technologies and have not entered into any licenses, joint venture or partnering agreements with respect to any of them from which we could derive significant revenues during the next 12 months.

         Since our inception, we have not generated any revenues from operations related to our technologies, have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. For the years ended December 31, 2001 and 2000, we incurred net losses of $38,412,491 and $6,072,071, respectively, and for the period from inception through December 31, 2001, we have incurred losses of $47,442,947. Specifically, to be profitable, we must demonstrate that the results achieved in our laboratory are scalable and can be duplicated at larger facilities. We have not yet attempted to implement our technologies on such basis, and there can be no assurance that they will function within design parameters under such circumstances.

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.

         At June 30, 2002, we had a working capital deficit of $1,677,744. The independent auditors' report to our financial statements for the year ended December 31, 2001, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments as a result of that uncertainty. We had a negative cash flow from operating activities of $719,247 for the six months ended June 30, 2002, a negative cash flow from operating activities of $551,699 for the six months ended June 30, 2001 and a negative cash flow from operating activities of $1,743,338 for the year ended December 31, 2001.

         We do not currently have sufficient financial resources to fund our operations. We will require significant additional capital to fund our future operations.

         We only have the right to receive $10,000 per trading day under the agreement with Fusion Capital. However, as the market price of our stock increases, we have the right from time to time to increase the daily purchase amount at our option. Fusion Capital shall not have the right nor be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.150. Since we initially registered 11,373,939 shares for sale by Fusion Capital pursuant to this prospectus, the selling price of our common stock to Fusion Capital will have to average at least $0.53 per share for us to receive the maximum proceeds of $6.0 million without registering additional shares of common stock. Assuming a purchase price of $0.15 per share (the lowest price at which at which Fusion may purchase our common stock) and the purchase by Fusion Capital of the full 11,373,939 shares under the common stock purchase agreement, proceeds to us would only be $1,706,0910 unless we choose to register more than 11,373,939 shares, which we have the right, but not the obligation, to do.

         The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as from other investments and the marketing, licensing and sale of our technologies. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize our SynGen and CPJ technologies on a scale that allows us to generate significant revenues in a short time frame, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6.0 million under the common stock purchase agreement with Fusion Capital, we anticipate that we will need additional capital to fully implement our business, operating and development plans.

IF WE ARE FOUND TO BE FINANCIALLY INCAPABLE OF COMMERCIALLY EXPLOITING THE CPJ TECHNOLOGY, WE MAY HAVE TO RETURN THE TECHNOLOGY TO A FORMER CO-OWNER, WHICH WOULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

         Under the terms of the agreement by which we acquired Texas T. Petroleum, Ltd.'s 50% ownership interest in the CPJ technology, we could be required to return the technology to said entity if we are found to be bankrupt, insolvent or are otherwise financially incapable of commercially exploiting it. We are in receipt of a letter from Texas T. demanding that we return the CPJ technology to it on the basis that we are financially incapable of commercially exploiting the technology. Our response to Texas T. disputes this analysis and advises that we will vigorously contest any action brought for breach of the technology acquisition agreement. If we were found to be in breach of the agreement by which we acquired the CPJ technology and we are ordered to return the CPJ technology to Texas T., our business prospects would be adversely affected.

WORLD CRUDE OIL AND NATURAL GAS PRICES MAY NEGATIVELY AFFECT DEMAND FOR OUR CPJ AND SYNGEN TECHNOLOGIES WHICH COULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

         Our CPJ technology transforms heavy crude oils into lighter, more valuable, easily transported and refined crude oils. CPJ technology is economically viable only when the price spread between light and heavy crude oils is wide enough to justify the use of the process. This spread is adversely affected when base crude oil prices drop worldwide. Heavy oils are generally in less demand because they require significantly more refining than light crude oils. Our business is predicated somewhat on the world economy and the demand for oil. CPJ processing facilities are inherently very capital intensive. As crude oil prices fall, rates of return for CPJ plants decline, thereby reducing the likelihood of implementation. In addition, a reduction in world oil demand also reduces the emphasis on heavy oil production and promotes increased usage of lighter crude oils. Long cycles of low light crude oil prices could negatively impact demand for our CPJ technology and adversely affect our business prospects.

         One of the primary applications of our SynGen technology is transformation of natural gas into liquid fuels at commercial-scale GTL plants. High natural gas prices relative to prices for oil and refined products, or a decrease in prices for oil and refined products, could adversely affect the operating results of these plants.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE DON'T KNOW IF THE MARKET WILL ACCEPT OUR TECHNOLOGIES.

         To date, we have focused on developing and proving the efficacy of our technologies and have engaged in only limited marketing activities. Accordingly, our technologies have not been used on a commercial basis. Our growth and future financial performance, in large measure, will depend upon our ability to demonstrate to prospective licensees, joint venture and collaborative partners and other users the commercial viability of our technologies and the advantages they possess over alternative similar technologies. If we are unable to prove the commercial viability of our technologies on a commercial- scale to potential licensees and other end-users, either in theory or by the construction of commercial- scale facilities, our business would be materially adversely effected. Even if we are able to prove our technologies perform on a commercial scale, we cannot assure you that our products will gain wide-scale market acceptance given the number of competing technologies similar to those we are developing. In addition, wide-scale markets for the synthetic products generated by our SynGen technology may never develop or may develop more slowly than we expect. If sufficient markets fail to develop or develop more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our SynGen technology and may never achieve profitability.

WE FACE SIGNIFICANT COMPETITION FROM ENTITIES THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN US, THAT MAY BE ABLE TO RESPOND TO CHANGING MARKET CONDITIONS MORE QUICKLY THAN WE CAN AND THAT ARE ABLE TO ALLOCATE GREATER RESOURCES TO THE MARKETING OF THEIR PRODUCTS.

         Gas to liquid, heavy oil upgrading and hydrocarbon reforming technologies are rapidly evolving with new technologies being developed frequently and, as such, we face intense competition. Other companies have developed technologies with capabilities similar to our technologies. Many of our existing and potential competitors are multinational corporations and have greater technological, financial, marketing and personnel resources than we have and are able to compete effectively against us. These entities may be able to respond more quickly to changing market conditions by developing new technologies to meet a changing economic landscape. They may be able to more effectively market their products than we can because of the financial and personnel resources they possess. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition will be harmed.

LENGTHY MARKETING AND SALES CYCLES COULD RESULT IN WIDE FLUCTUATIONS IN RESULTS OF OPERATIONS.

         We offer technologies that require a substantial capital investment from the end-user both in connection with the licensing of the technology and the construction of commercial scale plants incorporating the technology. Accordingly, marketing of our technologies occurs over an extended period of time as prospective end-users undertake significant due diligence with respect to the technology they may seek to license. A customer may pay us little or no licensing fee upon the execution of the license agreement. Many months may elapse from the time we commence marketing efforts until the time we recognize any licensing or royalty revenues. Consequently, we may suffer extreme fluctuations in operating results from quarter to quarter which are tied to marketing efforts and the generation of revenues from the licensing of our technologies.


FACILITIES THAT EMPLOY OUR TECHNOLOGIES, INCLUDING OUR LABORATORIES, ARE AND WILL BE SUBJECT TO ENVIRONMENTAL AND OTHER REGULATIONS. FAILURE TO COMPLY WITH THESE REGULATIONS COULD RESULT IN SUBSTANTIAL FINES AND PENALTIES TO US AND OTHER USERS OF OUR TECHNOLOGIES. IN ADDITION, THE COST OF COMPLIANCE WITH THESE REGULATIONS COULD EITHER PREVENT CONSTRUCTION OF A PLANT IN A GIVEN LOCALE OR SEVERELY TAX THE CONSTRUCTION OR OPERATIONS IN A MANNER THAT MAKE THE PLANT UNECONOMICAL.

         Our current technology testing operations and any future facilities that utilize our technologies are and will be subject to extensive federal, state and local laws and regulations relating to the protection of the environment, including laws and regulations relating to the release, emission, use, storage, handling, cleanup, transportation and disposal of hazardous materials and employee health and safety. In addition, any SynGen or CPJ facilities will be subject to the environmental and health and safety laws and regulations of any foreign countries in which these plants may be located. Violators of these laws and regulations, including us in connection with our laboratory operations, may be subject to substantial fines, criminal sanctions or third party lawsuits. Moreover, environmental laws and regulations may require the acquisition of a permit or other authorization before activities may be conducted. Compliance with laws and regulations, and any requisite permits, can increase the costs of designing, installing and operating SynGen and CPJ facilities which could either prevent construction of a plant in a given locale or severely tax the construction or operations in a manner that make the plant uneconomical. The impact of environmental laws on us or users of our technologies could have a material adverse affect on our business, operating results and financial condition.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS.

         As permitted by the corporate laws of the State of Colorado, we have included in our articles of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our by-laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

RISKS RELATING TO OUR COMMON STOCK

THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY FUSION CAPITAL AND HELD BY THE OTHER SELLING SHAREHOLDERS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital and the other selling shareholders may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by Fusion Capital by this prospectus will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

         The market price of our common stock has been and is expected to continue to be highly volatile. Prices for our common stock will be influenced by many factors and may fluctuate widely as a result of factors beyond our control. General factors which will bear on the price of our common stock include the depth and liquidity of the market for the common stock, investor perception of us and our technologies and general economic and market conditions.

OUR COMMON STOCK IS TRADED OVER THE COUNTER, WHICH MAY DEPRIVE SHAREHOLDERS OF THE FULL VALUE OF THEIR SHARES.

         Our common stock is quoted via the Over The Counter Bulletin Board (OTCBB). As such, our common stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Market. These factors may result in higher price volatility and less market liquidity for the common stock.

A LOW MARKET PRICE MAY SEVERELY LIMIT THE POTENTIAL MARKET FOR OUR COMMON STOCK.

         Our common stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. All statements regarding our expected financial position and operating results, business strategy, financing plans, and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties, and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Forward-looking statements included in this prospectus speak only as of the date of this prospectus and we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

         We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by Fusion Capital and certain other selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $6 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.


          MARKET FOR OUR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS


MARKET PRICE

         Our common stock trades on the OTC Bulletin Board under the trading symbol "OILS." The prices set forth below reflect the quarterly high and low sales prices for shares of our common stock during the last two fiscal years as reported by The National Quotation Bureau. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                  HIGH             LOW
2002                                              ----             ---
----

Second Quarter                                   $1.00            $0.35
First Quarter                                    $1.12            $0.56

2001
----

Fourth Quarter                                   $0.97            $0.60
Third Quarter                                    $1.18            $0.57
Second Quarter                                   $1.43            $0.58
First Quarter                                    $2.25            $0.75

2000
----

Fourth Quarter                                   $2.00            $0.75
Third Quarter                                    $3.00            $1.94
Second Quarter                                   $4.43            $1.94
First Quarter                                    $6.00            $0.50

         On September 23, 2002, the closing price of our common stock was $0.12 per share.

         As of June 30, 2002, we had approximately 2,430 holders of common stock of record.


DIVIDENDS

         We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. See Management's Discussion and Analysis of Financial Condition and Plan of Operation below.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIALCONDITION AND PLAN OF OPERATION

         The following discussion should be read together with our financial statements and the notes related to those statements, as well as the other financial information included in this prospectus. Some of our discussion is forward-looking and involves risks and uncertainties. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus.


THE COMPANY

         We are in the process of commercializing two separate and distinct proprietary and patented processes, SynGen and CPJ.

    o The SynGen Process: A process that economically, and without catalysts, converts natural gas or liquid hydrocarbons, such as naphtha or diesel oil, into their basic components of hydrogen and carbon monoxide to make synthesis gas, or syngas. Syngas can be used as feedstock for a process to produce high-grade liquid fuels and has a number of applications in the petroleum, petrochemical and fuel cell industries. The SynGen process also can be used to separate hydrogen sulfide into elemental sulfur and hydrogen, which is valuable in the oil refining and petrochemical industries.

    o The CPJ Process: A steam-driven hydrocarbon breaking process that converts lower value, heavy crude oils into higher value, lighter synthetic crude. The process can be tailored to suit crude feedstock composition and can vary the viscosity and/or composition of the output to match the optimum requirements of the refiner.

         To date, we have not generated any revenues and have funded our operations through the sale of debt and equity in private transactions. We believe that our technologies are ready for commercialization. However, we will require substantial additional capital to support our future operations, including funding for additional research and development of our technologies, marketing and commercialization efforts and working capital. Therefore, the financial statements included in this registration statement for the years ended December 31, 2001 and 2000 are not necessarily indicative of our future operations.

         During 2000 and 2001, we tested and refined our technologies. During 2002, we began taking steps to consolidate our assets and commence marketing efforts, including: (i) hiring a new chief executive officer; (ii) acquiring the remaining 50% equity interest in Carbon Technologies Limited, the owner of the CPJ related patents; (iii) entering into a memorandum of understanding with H-Power Corp., a manufacturer of fuel cells, to establish a joint venture company that would exploit our technologies; and (iv) entering into a memorandum of understanding with Nielson & Associates, Inc., an oil and gas exploration and production company, to construct a heavy oil upgrading facility in Wyoming.


PLAN OF OPERATION

         We are addressing problems that historically have affected the petroleum and petrochemical industries. We offer these industries advanced technologies and processes by which oil and gas producers can economically enter markets which heretofore have been unattractive for reasons of production costs, end price, logistics or environmental issues.

         Over the past several years, we have developed our technologies to the point where we believe they are ready for commercial application. In order to accelerate the commercialization of our technologies, we hired Barry Coffey in January 2002 as our Chief Executive Officer. Mr. Coffey has a wide range of management experience with a variety of companies, from large multinational corporations to start-up companies. Mr. Coffey has served as a member of our board of directors since January 2001.

We intend to selectively hire additional seasoned managers who we believe can assist in bringing our technologies to market.

         We recently commenced efforts to commercialize our technologies. Initial results from our efforts have yielded the memorandums of understandings with respect to our technologies described below:

         o In April 2002, we agreed with H-Power, a manufacturer of fuel cells to explore the establishment of a joint-venture company to manufacture a fuel cell system using Synergy's fuel reforming process (SynGen) and H-Power's fuel cell. We have completed a preliminary joint research and development plan to develop the fuel cell system and are currently seeking financing to begin the development activities. If the development work is successful, then the companies could begin manufacturing and marketing products in 2003.

         o In July 2002, we agreed with Nielson & Associates, Inc., an oil and gas exploration and production company, to pursue the establishment of a joint venture company in order to finance (or cause to be financed), build and operate a 1,000 or greater barrel per day heavy oil upgrading facility or facilities in Wyoming and/or Montana. Under the agreement, we will license the CPJ technology and Nielson will provide the oil well or wells and necessary land or lands for the facility or facilities to the joint venture company.

         We are currently in discussions with various potential partners with respect to our CPJ technology, SynGen/GTL process, and hydrogen reforming technology. However, there can be no assurance that any of these discussions will lead to meaningful business opportunities for us.

         Near-Term Goals (2002)

         Our immediate goal is to raise sufficient capital to further develop our infrastructure. Specifically, we intend to enhance our new Conroe, Texas laboratory facilities, complete development of a multi-cluster reactor to demonstrate the commercial viability and scalability of our SynGen and SulfArc technologies, complete work on our hydrogen reforming systems for the petroleum, petrochemical and fuel cell industries, and continue to improve our patent position.

         Our specific goals are summarized below. Our ability to achieve these goals is contingent upon our continued ability to raise capital to fund our operations:

         o Expand and secure existing patents and file patents to cover new developments;

         o   Continue to develop and refine all of our technologies;

         o   Identify additional oil industry partners for CPJ plants;

         o Form additional research and development partnerships with fuel cell manufacturers to develop fuel cells based on SynGen technology;

         o Identify a refinery partner to begin on-site testing of our SulfArc technology;

         o Demonstrate the viability of a scaled-up SynGen multi-cluster reactor for transforming stranded gas to syngas and begin to build or license commercial-scale facilities; and

         o Secure a long-term gas supply contract to enable us to construct a GTL facility.

         Intermediate-Term (2003 - 2004)

         Building on our near-term initiatives, our intermediate-term goals include:

    o Complete arrangements with an industry partner for the siting, design, engineering and construction of a commercial CPJ plant capable of producing 1,000 bpd to 5,000 bpd of light synthetic crude. We believe our best chance for success in this area is with a co-development and marketing arrangement with a North, Central or South American heavy oil producer or pipeline operator.

    o Attract development and pre-production funds in partnership with additional established fuel cell systems designers and manufacturers from government or industry sources that require inexpensive, reliable, relatively sulfur free, hydrogen or carbon monoxide as fuel.

    o Complete negotiations with a large gas producer to develop a gas-to-liquids plant using our proprietary process for converting gas to liquids.

         Long-Term (2005 and Beyond)

         We intend to more fully commercialize our various technologies and leverage our partnerships to become a leading technology provider for heavy oil upgrading, transforming stranded natural gas into useful fuels, hydrogen generation, and recovery of hydrogen from refinery acid gas streams.


RESULTS OF OPERATIONS

         Comparison of the six-months' ended June 30, 2002 and 2001

         Research and development expenses decreased by $114,383 to $293,189 from $407,572. During the six month period ended June 30, 2002, we expended $114,383 on GTL related activities, $64,963 on CPJ related activities and $113,503 on patent fees versus $244,589 on GTL related activities, $104,367 on CPJ related activities and $58,616 on patent fees during the same period in 2001.

         General and administrative expenses increased by $703,888 to $1,708,410 over the six months ended June 30, 2002 from $1,004,522 for the like period during 2001. The increase is attributable to increased costs associated with legal services, investor relations services, SEC filings, a non-recurring compensation expense to Pierre Jorgensen in recognition of untimely payments under our agreement with him, and employee salaries and benefits.

         Comparison for the years ended 2001 and 2000

         Research and development expenses decreased by $687,602 to $715,445 for the year ended December 31, 2001 from $1,403,047 for the year ended December 31, 2000. During 2001, we spent $389,838 on GTL related activities, $166,002 on CPJ related activities, $137,394 on patent fees related to our technologies and $22,211 on development of other technologies.

         Other general and administrative expenses increased by $893,800 to $2,662,442 for year ended December 31, 2001 from $1,768,642 for the year ended December 31, 2000. The increase is attributable principally to increased costs associated with consulting fees for promotional purposes, legal fees, SEC filings and employee benefits.

         Interest income/other income decreased by $27,078 to $4,365 for year ended December 31, 2001 from $31,443 for the year ended December 31, 2000. The decrease results from a smaller amount of cash on hand during 2001 compared to 2000.

         Analysis of Expenses

         For the six months ended June 30, 2002, our expenses included: (i) approximately $1,009,400 for costs related to technology development and our commercialization efforts, including approximately $293,200 of technology development expense, $415,200 related to the accrued value of incremental costs to issue shares to Pierre Jorgensen as per his agreement and approximately $301,000 of general and administrative expenses relating to the cost of our laboratories, the salaries and other expenses of our technical staff, and travel and entertainment; (ii) approximately $180,600 for legal services, including those relating to the protection of our intellectual property, and (iii) approximately $1,240,700 for other general and administrative expenses (of which approximately $187,800 was satisfied by the issuance of common stock), including investor relations, advertising, promotion, certain consulting fees, accounting services, rent, utilities, insurance, and costs related to employees other than our technical staff. Technology expenses included approximately $65,000 related to our CPJ technology, including evaluating samples of heavy Guatemalan crude oil and relocating the CPJ demonstration unit from Calgary, Alberta to Conroe, Texas, and approximately $114,700 related to our SynGen technology, including relocating our SynGen demonstration unit to Conroe, Texas and continuing our efforts to commercialize our SynGen technology in Nigeria.

         For the fiscal year ended December 31, 2001, our expenses included: (i) approximately $826,000 for costs related to technology development and our commercialization efforts, including approximately $715,400 of technology development expense and approximately $110,600 of general and administrative expenses relating to the cost of our laboratories, the salaries and other expenses of our technical staff, and travel and entertainment; (ii) approximately $252,900 for legal services, including those relating to the protection of our intellectual property, and (iii) approximately $2,299,000 for other general and administrative expenses (of which approximately $966,700 were paid for with common stock, including $397,500 of marketing expenses), including investor relations, advertising, promotion, certain consulting fees, accounting services, rent, utilities, insurance, and costs related to employees other than our technical staff. Technology expenses included approximately $389,800 for the further development and commercialization of the SynGen technology, including funds to refine the hydrocarbon breaking catalyst used in connection with the GTL process, the construction of a small demonstration SynGen reactor, research directed at fuel cell applications for the SynGen process and activities relating to the potential licensing of the SynGen/GTL technology to our Nigerian joint venture company; approximately $166,000 for the further development and refinement of our CPJ technology, the major portion of which was used in connection with the operation of our CPJ pilot unit; and approximately $159,600 for other technology development.

         For the fiscal year ended December 31, 2000, our expenses included: (i) approximately $1,621,700 for costs related to technology development and our commercialization efforts, including approximately $1,403,000 of technology development expense and approximately $218,700 of general and administrative expenses relating to the cost of our laboratories, the salaries and other expenses of our technical staff, and travel and entertainment; (ii) approximately $114,700 for legal services, including those relating to the protection of our intellectual property, and (iii) approximately $1,435,200 for other general and administrative expenses (of which approximately $7,800 were paid for with common stock ), including investor relations, advertising, promotion, certain consulting fees, accounting services, rent, utilities, insurance, and costs related to employees other than our technical staff. Technology expenses included approximately $889,300 for the development, construction, and operation of a GTL facility, as more fully described below; approximately $438,100 for the upgrading of our laboratory in Calgary where we maintained our CPJ demonstration unit; and approximately $75,600 for the preparation and filing of patents covering our technologies. The GTL facility described above demonstrated that the SynGen process efficiently reformed natural gas rich in propane plus hydrocarbons into a hydrogen rich syngas stream. However, the plant that was providing the natural gas being processed at this facility, which was owned by an unrelated third party, was not operational for a large portion of 2001, and no further work was completed or is planned at this site. We plan to incorporate the developments from this facility in a multicluster SynGen reactor design to be constructed at our Conroe, Texas research center.


LIQUIDITY AND CAPITAL RESOURCES

         Summary of Working Capital and Stockholders' Equity

         At June 30, 2002, we had negative working capital of $1,677,744 and positive stockholders' equity of $5,288,558 compared with negative working capital of $6,000,274 and positive stockholders' equity of $2,245,793 as of December 31, 2001. For the six-month period ended June 30, 2002, our stockholders' equity increased primarily due to the acquisition of the remaining 50% of Carbon Resources Limited. For the six months ended June 30, 2002, cash flows from operating activities were negative $619,247, compared with negative $551,699 for the six months ended June 30, 2001, cash flows from investing activities were negative $20,770 compared with negative $1,483, and cash flows provided by financing activities were $724,327 compared with $598,865 over the same periods.

         At December 31, 2001, we had negative working capital of $3,594,542 and positive stockholders' equity of $2,245,793 compared with negative working capital of $60,855 and positive stockholders' equity of $36,726,164 as of December 31, 2000. At December 31, 2001, stockholders' equity had declined because (i) our operating losses increased due primarily to the fact that we wrote down certain assets relating to our SynGen technology because we determined that the expected cash flows from the exploitation of the Syngen technology used to support the previous valuation of these assets could not be supported by sufficient objectively verifiable information to satisfy the requirements of the applicable asset impairment tests; and (ii) we were unable to obtain infusions of additional capital in amounts sufficient to fund our operating losses and our other uses of cash described in our financial statements and otherwise discussed below. Working capital declined in the period because the company accounted for promissory notes which became due in June and July in the aggregate amount of $2,722,500, inclusive of interest, as a current liability. However, of this amount, holders of notes in the aggregate amount of $1,252,350, inclusive of interest, have agreed to convert their notes into our securities, as described below.

         Convertible Debentures

         During June and July 2000, we sold and issued five-year promissory notes to certain persons in the aggregate principal amount of $2,250,000 bearing interest at the rate of 10% per annum. These promissory notes provide, among other things, that on the second anniversary of their issuance, holders may demand prepayment of the principal amount of the notes and interest accrued through such date. Given our current cash position, if holders of the notes were to demand prepayment, we would not have sufficient funds to satisfy our obligations to them. During June 2002, we offered each holder of a promissory note the opportunity to exchange their note for our securities, as a means of eliminating or reducing the amount we might be obligated to repay to note holders on the two-year anniversary of the notes. Specifically, we offered note holders the opportunity to exchange each $3 of principal and interest accrued on the notes into five shares of common stock and warrants to purchase three shares of common stock at a price of $.90 per share. As of the date hereof, holders of notes in the amount of $1,252,350, inclusive of accrued interest, have agreed to exchange their notes; holders of notes in the amount of $254,100, inclusive of accrued interest, have elected not to exchange their notes; holders of notes in the amount of $1,216,050, inclusive of accrued interest, have elected to hold their notes and collect interest on the principal.

         On August 1, 2002, we received notice from the holder of a note in the amount of $345,000 that we were in default to with respect payment of $72,000 of interest due thereunder. The notice provided that, in accordance with the terms of the note, we would have thirty days in which to cure such default. Under the terms of the note, if a payment default has not been cured within a 30 day period, the holder may elect to accelerate the maturity date of the note and make the payment immediately due and payable. Since August 1, 2002, we have been participating in discussions with the holder of the note to develop a revised interest payment schedule. As of September 4, 2002, we were still in discussions with the note holder but had not yet reached an agreement. On that date, we remitted the full interest payment due to the note holder out, but with the expressed intent to continue the negotiation process.

         Financing Activities

         To date, in 2002, our primary financing activities have included:

    o $918,458 from the issuance of units consisting, in the aggregate, of 1,224,611 shares of common stock and warrants to purchase an additional 612,306 shares of our common stock at $0.72 per share;

    o    $500,000 from the issuance of 1,246,884 shares of common stock; and

    o    $315,000 from the issuance of1,575,000 shares of common stock

         On June 20, 2002, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, as amended September 3, 2002, pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. We may increase the amount purchased per trading day if the market price of our common stock achieves certain pre-defined levels. The $6.0 million of common stock is to be purchased over a 30 month period, subject to a six month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. However, Fusion Capital does not have the right nor the obligation to purchase our stock in the event that purchase price is below $0.150. Consequently, the amount and timing of proceeds to the company under the Fusion agreement, including whether we will receive any proceeds at all under the stock purchase agreement, is uncertain.

         During 2001, we received approximately $1,769,500 from the following primary financing activities:

    o $1,500,000 from the issuance of units consisting of, in the aggregate, 2,315,382 shares of common stock and warrants to purchase an additional 2,315,382 shares of our common stock at $1.30 per share;

    o    $264,000 from the exercise of warrants;

    o    $5,500 from the exercise of stock options.

         During 2000, we received approximately $2,678,500 from the following primary financing activities:

    o    $2,137,500 from the issuance of convertible promissory notes;

    o    $86,000 from the exercise of warrants;

    o    $105,000 from the exercise of stock options;

    o $350,000 from the issuance of units consisting of, in the aggregate, 700,000 shares of common stock and warrants to purchase an additional 700,000 shares of our common stock at $1.00 per share.

         We have not yet realized any revenues from operations, and we do not expect to generate material revenues during 2002. We are in discussions with various parties regarding licensing and royalty arrangements, joint ventures, and other structures to monetize the value of our technologies. We are hopeful that we will begin recognizing revenues in 2003, most likely in the form of license or royalty payments for our technology. However, our ability to realize revenues is dependent on a number of factors, including our success at negotiating commercialization arrangements and our ability to continue to obtain funding for our operations.

         Our cash balance as of September 9, 2002 was approximately $206,618. This amount is not sufficient to fund our current liabilities and our planned expenditures for operations through 2002. Consequently, our ability to execute our plans for the remainder of 2002, as well as into 2003, is dependent on our ability to obtain funding other than from operations.

         We expect that we will require up to $20 million over the next three years to fully implement our business plan, which includes significant marketing efforts, the continued development of the technologies, expansion of management resources, support of day-to-day operations and the pursuit of commercialization efforts. In the past, we have been successful raising money to fund our operations through the sale of debt and equity securities. However, we cannot assure you that the additional capital we may need to finance our future operations will be available on acceptable terms, if at all. If we are unable to secure financing on acceptable terms, we may be forced to modify our business plan. In addition, we cannot assure you that we will be able to realize revenues from our technologies or that we will achieve profitability.

CRITICAL ACCOUNTING POLICIES

         Accounting for costs of acquiring and developing technologies.

         All costs incurred for research and development are charged to expenses as incurred. Costs incurred for the acquisition or improvement of identifiable assets resulting from research and development activities, such as the acquisition of our interest in and rights to the Syngen technologies, are recorded as an asset at the fair value of the consideration given. We regularly review each of the technologies for indicators of impairment.

         Where we have identified the presence of one or more indicators, we perform an analysis of the future discounted cash flows that we expect the technology to produce. This analysis enables us to determine a recoverable amount for each technology. The recoverable amount is compared with the carrying value of the technology to determine if any impairment exists. Where an impairment is identified, the magnitude of the impairment is determined by discounting the recoverable amount to calculate the fair value of the technology. The impairment is calculated as the difference between the book value of the technology and the calculated fair value. The impairment is charged to earnings in the period in which it is identified.

         Our ability to recover the amounts recorded for our technologies are dependent on our ability to construct or otherwise participate in a plant using the technology, or to enter into licensing or other arrangements for the use of the technology. As at December 31, 2001 we determined that the cash flows from the exploitation of the Syngen technology expected to be received through the construction of a plant, licensing or other arrangements cannot be supported by sufficient objectively verifiable information to satisfy the requirements of the applicable asset impairment tests. Accordingly, the net book value of the Syngen technology and other associated assets has been written down to $3.5 million representing the value of the associated pilot plants, fuel cells, catalysts and associated patents.


                                    BUSINESS

OVERVIEW

         Synergy Technologies Corporation has developed and currently markets two proprietary technologies, SynGen and CPJ, that convert lower value liquid and gaseous hydrocarbon feedstocks into commercially valuable fuels. The focuses of our technologies include:

           o enhancing the value of uneconomical or marginal hydrocarbon feedstocks such as heavy or low-grade crude oils;

           o lowering operational costs of converting low-grade feedstocks into commercially valuable products; and

           o reducing the environmental impact of existing fuel technologies by, among other things, (i) producing ultra-clean burning fuels,
               (ii) producing fuels for low- or zero-pollution fuel cells, and
               (iii) eliminating waste generated by the flaring of natural gas co-produced with crude oil.


THE FUEL INDUSTRY

         Over the last several decades, fossil fuels have generally been widely available and relatively inexpensive, reducing the demand for new energy technologies offered by development-stage companies like Synergy. Today, however, the economics of fossil fuels have changed because:


           o Worldwide demand for all forms of energy has increased dramatically causing prices for fuel products to rise. Energy consumption is expected to grow at 3% to 4% per year through 2020, as developing economies are forecast to consume energy at higher rates. According to the Energy Information Administration, worldwide demand in 2002 is expected to increase by about 0.7 million barrels per day (bpd), to 76.5 million bpd.

           o World events over the last several years are compelling Western nations to reduce reliance on OPEC generated oil. Incidents in the Middle East, South America and other oil producing regions suggest that reliance on unfettered supply from these sources may be imprudent.

           o The demand for the implementation and use of environmentally friendly fuels is increasing as public opinion compels national governments to address the deterioration of the world's environment. As science continues to generate data which suggests that burning fossil fuels may be the cause of the greenhouse effect and global warming, environmental groups and public opinion are influencing governments more than ever.

         Our technologies are designed to provide solutions for a number of the problems and concerns facing the petroleum and petrochemical industries. We offer these industries advanced technologies and processes that provide new economics for the exploitation of marginal hydrocarbons, such as heavy oil and natural gas that cannot otherwise be economically brought to market, conventional oil refining and byproduct treatment.


OUR TECHNOLOGIES

     SynGen Technology.
     -----------------

         Applications.

     Synergy's proprietary, patented SynGen process:

     o transforms liquid and gaseous fuels into hydrogen-rich gas which can be used to power fuel cells, electrochemical devices that combine hydrogen with oxygen to produce electric power without combustion;

     o transforms marginal natural gas and liquid hydrocarbons into synthetic gas, or syngas, a combination of hydrogen and carbon monoxide, which can be used as the feedstock for a process to produce high-grade liquid hydrocarbon fuels and has a number of applications in the petrochemical industry;

     o when used in conjunction with a proprietary process, converts natural gas into ultra-clean sulfur-free gasoline, diesel fuels and transportable (liquid as opposed to gaseous) fuels; and

     o when used on hydrogen sulfide, a proprietary process we call SulfArc separates the hydrogen from the hydrogen sulfide so that it can be reused by the petroleum industry.

                  Fuel Cell Applications

         Fuel-cell power generators have advantages over conventional power generation systems including low or no pollution, higher fuel efficiency, greater flexibility in installation and operation, quiet operation, low vibration and potentially lower maintenance and capital costs. Fuel cells are being developed to support a variety of markets, including transportation and continuous stationary (residential and commercial) power. The high cost of hydrogen has proven to be an impediment to wide-scale adoption of fuel cells as a source of energy because it increases the overall cost to operate the units, thereby making them uneconomical. The SynGen process resolves this problem because it produces relatively inexpensive hydrogen. Internal testing using the SynGen process has successfully reformed pipeline-grade natural gas, commercial propane, gasoline and diesel fuel at standard atmospheric pressure and with relatively low electrical power requirements.

                  Gas-to-Liquid Applications

         The SynGen process can be utilized as a gas-to-liquid, or GTL, technology that creates liquid hydrocarbon fuels directly from syngas. After converting natural gas or other low quality liquid hydrocarbons into syngas in the SynGen reactor vessel, Synergy further processes the syngas utilizing a secondary reactor system using a proprietary catalyst to synthesize high-grade diesel and naphtha. These fuels are similar to conventional refinery products; however, they are extremely high grade, aromatic-free, and posses clean-burning properties, making them desirable for a multitude of purposes. All conventional GTL technologies produce a wax byproduct; however, the Syngen/GTL process produces virtually no wax and, consequently, improves the yield of desirable hydrocarbons such as naphtha and diesel. End users of competing GTL technologies must further refine the wax byproducts to produce the high quality liquid hydrocarbons which are the hallmark of GTL processes; however, any further refining must incorporate another catalyst, which adds cost to the final product. The limited wax formation resulting from the SynGen/GTL process obviates the use of a secondary catalyst and additional refining, thereby reducing both capital and operating expenses of the SynGen/GTL process, resulting in more economically attractive processing plants.

         The high grade, aromatic-free, and clean-burning properties of the liquid fuels produced using the SynGen/GTL process make them suitable for a variety of purposes including blending the products with normal refinery-grade fuels to meet increasingly stringent environmental regulations.

         The efficient and economical production of high-grade diesel and naphtha from syngas using the SynGen/GTL process opens the vast natural gas reserves that currently have no economic value and which have been designated "stranded gas." The term "stranded gas" generally refers to gas which exists in reservoirs that have been discovered, but for which no economic market can be found. Solomon Smith Barney estimates that worldwide reserves of natural gas total 5,100 trillion cubic feet (tcf), of which 2,500 tcf are considered stranded. Many of these remote reserves, which are flared (burned at the site), vented into the atmosphere or reinjected with the more valuable associated oil production, are essentially valueless to their owners. Moreover, because natural gas is impractical to ship via tanker in its gaseous state, it must be converted into liquefied natural gas or subjected to a GTL processes for transportation.

         We believe that energy companies with stranded natural gas reserves will be able to cost-effectively use our SynGen/GTL technology to produce high grade fuels and products that can be sold in well-developed global markets.

         We believe that the second major opportunity for SynGen/GTL is the reformation of coalbed methane, or CBM, into syngas, and the subsequent conversion of the syngas into synthetic fuels. CBM is contained within coal seams and surrounding rock strata and generally does not escape into the atmosphere unless exposed by coal mining activity. When released into the mines, the gas becomes coal mine methane, which must be removed from the mines for safety reasons. However, once in the atmosphere, CBM becomes a greenhouse gas that is 21 times more potent than carbon dioxide. Recovery and use of CBM not only yields financial rewards, but it contributes substantially to emission reduction, benefiting the global environment.

         The U.S., China, Canada, Australia, UK, Germany and the Ukraine have substantial CBM reserves. Typically, a CBM well will only produce some 170,000 standard cubic feet per day (SCFD) per well, but these wells have extremely long lifetimes. China's CBM resource is said to be 1,306 Tcf.

                  The SulfArc Solution for Hydrogen Sulfide Recovery

         The SynGen reactor can be used to generate hydrogen and sulfur from hydrogen sulfide, a byproduct of the oil refining process, a process Synergy refers to as SulfArc. Refineries are a major source of atmospheric emissions of noxious chemicals and are a significant source of sulfur, reduced sulfur compounds and oxides of sulfur. Significant quantities of sulfur must be removed from fuel oils to satisfy existing clean air legislation. Refineries reduce or eliminate sulfur by hydro-treating their products, that is, cleaning them with hydrogen. The additional cost incurred by refiners to acquire sufficient hydrogen to clean their products can be reduced significantly using Synergy's SulfArc process. The SulfArc process breaks down, or cracks, a hydrogen sulfide molecule into its elements, pure hydrogen and pure sulfur. By employing the SulfArc process, refiners can recapture hydrogen that they may otherwise have to purchase to permit them to produce products which comply with clean air legislation.

The hydrogen captured in the process may be used to hydrogenate fuels such as diesel or gasoline to produce higher quality and cleaner burning fuels. By capturing and retaining the pure hydrogen and sulfur released from hydrogen sulfide by-products emitted in the refining process, refineries can reduce operating costs and may resell to third parties the hydrogen not required for operations.

         Market Opportunity.

         We believe that the following factors will drive the commercialization of our SynGen technology:

         o Increasing Demand for Ultra-Clean Fuels. The market demand for ultra-clean fuels is increasing due to more stringent environmental standards in most of the world's industrialized countries that promote emissions reductions and the need for vehicle manufacturers to respond to the challenge of producing fuel-efficient engines that meet these standards. Producing these cleaner fuels from conventional crude oil is expected to substantially increase refining costs. We believe that these factors will promote the creation of markets for premium ultra-clean fuels such as those produced by the SynGen process. In addition, we believe that fuels produced using the SynGen process, either alone or blended with conventional fuels, can be used in existing and new generation diesel engines on a cost-effective basis to meet or exceed current and scheduled fuel specifications and emissions standards.

         o Increasing Demand of Hydrogen-Rich Fuel for Fuel Cells. We believe that the hydrogen-rich fuels produced by our SynGen reactor represent the ideal fuels for fuel cells and enhance commercial opportunities for many current fuel-cell applications. The absence of sulfur, aromatics and heavy metals from SynGen produced fuels allows for simplified fuel cell processor design, construction and operation. As the storage and processing of the fuel for a fuel cell are simplified, the physical size of fuel-cell components can be reduced.

         o Increasing Demand for Refined Fuels. As developing nations continue to grow, so will demand for refined fuels. We believe that the large existing supply of stranded natural gas and coalbed methane worldwide can be tapped as a source of refined fuel. The application of our SynGen/GTL process can transform these currently uneconomical power sources into readily usable fuels.

         The Process.

         The processes required to reform natural gas and liquid hydrocarbons into syngas or reform hydrogen sulfide into hydrogen and sulfur occur in our proprietary SynGen reactor vessel. Feedstocks are injected into the reactor and are combined with an oxidant (such as air) where they are subjected to electric discharges to promote the partial oxidation of the natural gas resulting in the production of the syngas. By changing the type of feedstock, a user can produce syngas of a desired composition. Synergy's compact SynGen reactors are powerful, inexpensively manufactured and produce an easily controllable electrical discharge. The reactors require no cooling, operate using simple power supplies, and the components that generate the electrical discharge, electrodes, experience limited corrosion, which allows the reactors to be integrated easily into other processes. The reactors may be modularized and scaled to an end-users requirements. SynGen processes can replace high energy-consuming and/or troublesome classical processes. No catalysts are required in the process which, in and of itself, significantly reduces the operating and maintenance costs.

         Syngas produced using the SynGen process may be further chemically recombined in a secondary reactor system to produce (i) ultra-clean hydrocarbons; (ii) fuels for fuel cells; (iii) alcohols, plastics and other industrial chemicals; (iv) liquid fuels from stranded natural gas or coalbed methane; and (v) hydrogen.

         SynGen's economics are dependent on the type of project and the size of the scalable SynGen reactor. Feedstock costs will vary depending on type of fuel, its location and the application. However, the primary driver for the use of SynGen in these applications is the lower cost of constructing and operating the syngas facility relative to other existing technologies.

                  Advantages of SynGen Technology

     We believe the SynGen process possesses the following advantages over existing competing technologies:

     o   SynGen reactors are relatively simple to manufacture and operate;

     o   the process requires no expensive catalysts to reform feedstock;

     o SynGen reactors have low power demand, a benefit to the fuel cell industry because the cost and energy to produce the fuel on which fuel cells operate increases the overall cost to operate the units, which has been the greatest barrier to mass adoption of fuel cell technology;

     o the process reforms a wide variety of feedstocks, including low-grade-low cost, fuels, into syngas, a boon for manufacturers of fuel cells;


     o SynGen systems may be scaled up or down in size in accordance with a user's needs, which allows for the construction of smaller scale syngas production facilities in geographic locations where it previously has not been economically feasible to build such plants, which can provide access to stranded natural gas reserves;

     o in the context of the SynGen/GTL technology, produces liquid hydrocarbon products that are free of undesirable aromatics, nitrogen, or sulfur compounds;

     o the process limits the formation of wax residue compared to existing competing technologies, thereby avoiding the need for further processing of the wax with additional catalysts to obtain valuable hydrocarbons; and

     o the SulfArc application of the process allows for the recovery of hydrogen from refinery hydrogen sulfide (acid gas) and reuse in the refining process, thereby improving refinery economics.

         Commercialization.

         We have constructed a small demonstration SynGen reactor which we maintain at our research center in Conroe, Texas. We have used this reactor to demonstrate the efficacy and commercial viability of SynGen technology and related applications to potential licensees and other business partners on a laboratory basis.

         We expect to market our SynGen technology to:

     o Refiners and oil companies that can benefit from (i) our SynGen/GTL technology, on the basis that it produces clean, aromatic-free, high-grade diesel fuel or naphtha, which already are marketable at premium prices, and which will become more attractive as environmental regulations are enacted because the SynGen/GTL produced fuels can be mixed with low grade fuels to raise the level of the end product to comply with existing regulations, (ii) the process as a means of capturing stranded gas which will allow refiners to utilize what is now unused product and increase output and revenues, and (iii) our SulfArc solution, as a means both of promoting refining plant efficiency, in that refiners will be able to reduce purchases of hydrogen from outside sources, and create an additional revenue stream in that they may sell the excess hydrogen resulting from this application.

     o Fuel cell manufacturers, which use syngas as a power source for their devices, with which we will seek to establish alliances to supply reforming technology. We expect to generate revenues in this market segment from licensing fees, royalty streams, and joint development contracts such as our non-binding memorandum of understanding with H-Power Corp, with which we agreed to establish a joint-venture company to design, develop, test, manufacture, sell and distribute a fuel cell system incorporating Synergy's SynGen fuel reforming process and H-Power's fuel cell.

         Intellectual Property.

         Patents covering the SynGen technology have been issued in theU.S., patents, 5,993,761 and 6,007,742; France, patents 2,758,317; 2,768,424 and
2,786,409; Australia, the OAPI states, Eurasia and Nigeria. Patents are pending in the ARIPO states (Africa), Brazil, Canada, China, Europe, Georgia, Indonesia, Japan, Korea, Mexico, Mongolia, New Zealand, Ukraine, Uzbekistan and Vietnam. We expect to file patents in other countries which cover the intellectual property included in existing patents, as well as patents covering improvements to the SynGen and SulfArc technologies in all countries where we deem patent protection is desirable.

         Investment.

         We completed the acquisition of the SynGen technology in August 2000 in consideration of the issuance of 14,943,510 shares of common stock. Through December 31, 2001, we have invested approximately $2,070,000 on the development of the various applications of the technology, including operation of our pilot plant, development of our hydrocarbon limiting catalyst used to transform syngas into liquid fuels and fuel cell application research. These costs include materials, testing, and various fees including consulting and travel expenses .

     CPJ Technology.
     --------------

          Applications.

         Synergy's proprietary, patented CPJ heavy oil upgrading process converts lower value, heavy crude oils into higher value, lighter synthetic crude oils. Heavy crude oils are not as valuable or desirable as light crude oils because they are denser and more viscous and requiring more refining at additional cost. The ability to upgrade heavy crude oil is attractive to oil producers given the ever-increasing depletion of light crude oil and limited available proven reserves of light crude.

         Processing facilities based upon CPJ technology are characterized by simple design and flexibility of supply sources (the quality of the oil used as feedstock) and output characteristics (the viscosity and composition of the crude oil after having been subjected to the process). CPJ processing plants are easily adapted to a variety of applications within the three primary segments (upstream, midstream and downstream) of the crude oil value chain, as follows:

     o Upstream: CPJ allows crude oil producers (the upstream segment) to increase the value of their production, lighter crude oils can be sold at higher prices than heavier crude oils, thereby enhancing the value of the reserves in the ground.

     o Midstream: For pipeline companies (the midstream segment), the CPJ process converts lower-value crude oil into higher-value lighter synthetic crude oil which flow more easily through a pipeline, thereby reducing transportation costs. Additionally, by blending heavy crude oil upgraded with the CPJ process with other heavy crude oils, CPJ increases the total value of the blended stream.

     o Downstream: Refiners (the downstream segment) can use the process to enhance overall margins by converting refinery produced heavy streams to higher-value, lighter crude products as well as lowering their costs by minimizing unwanted by-products.

         The CPJ process is flexible and can be adjusted to optimize output characteristics of the synthetic crude (producing degrees of lighter or heavier oils) in order to maximize final product value. For example, the characteristics of the synthetic crude oil can be altered to allow refineries to maximize heating oil or gasoline production as seasonal demands change.

         Pilot Unit Test Results

         We operate a one-half barrel per day CPJ pilot unit at our research center in Conroe, Texas. We have used the pilot unit to substantiate the efficacy of the technology and demonstrate the CPJ process to potential customers. We have tested many different heavy crude oils of varying densities from a variety of geographic locations, several of which have been assayed by independent organizations. Test results evidence that the CPJ process successfully transformed heavy crude oils into significantly lighter crude oils.

         Results of these tests must be viewed in light of the small size of the pilot unit and the minimal amount of the sample tested. We cannot be certain that we will achieve similar results if and when we conduct such tests on a commercial-scale basis.

         Market Opportunity

         We believe that significant market potential exists for the CPJ process and its products due to the following factors:

     o   increasing world demand for petroleum products;

     o   the decline of light crude oil reserves;

     o   the extent of heavy crude oil reserves; and

     o   government regulations mandating the use of cleaner burning fuels

         The U.S. Energy Information Administration indicates that energy consumption is expected to grow at 3% to 4% per year through 2020, as emerging economies are forecast to consume more energy at higher rates. According to the Energy Information Administration, worldwide demand in 2002 is expected to increase by about 0.7 million barrels per day (bpd), to 76.5 million bpd. As demand for energy rises, additional sources of petroleum will be required.

         Historically, oil depletion of light reserves has increased at an average of 2.6% per year. Cumulatively, the world has consumed 45% of all known light oil reserves, while new reserves of light oil become harder to find and more costly to extract. Remaining known reserves and additional new discoveries of light crude oils are forecast to total 1,020 billion barrels. Heavy crude oil, as defined in the petroleum industry, is abundant, with worldwide reserves of 6.3 trillion barrels of heavy crude, according to a 1998 Chevron Petroleum Technology publication.

         The so called "energy crisis" in the United States during the winter of 2000-2001 refocused attention on the importance of identifying and utilizing marginal sources of petroleum. Hundreds of millions of dollars are budgeted for fiscal year 2002 energy conservation and research devoted to the use of marginal hydrocarbons by the U.S. Department of Energy. In both Canada and the U.S., various levels of federal and state government are actively working with the upstream and downstream sectors of the petroleum industry to increase energy efficiencies and to reduce greenhouse gas emissions. These include reduction in sour gas flaring (the burning of any unusable combustible substance) and improving pipeline transportation efficiencies for heavy crude oils.

         We believe that our CPJ technology can help achieve many of these goals and is ready for commercial-scale implementation on a worldwide basis.

         Advantages of CPJ Technology

         We believe that there are several advantages to the CPJ process over existing competing technologies, including the following:

     o Higher Yields: Heavy oils subjected to the CPJ process return approximately 90% liquid volume of the heavy feedstock crude as compared with 70% to 80% from competing technologies.

     o Variable Composition of Resulting Crude Oil. Composition and viscosity of resulting crude oils after application of the CPJ process can be adjusted to suit the needs of the refiner, thereby allowing refiners to maximize heating oil or gasoline fractions to meet seasonal demand changes.

     o Minimal By-Products: The process produces very little soot and gas by-product.

     o No Catalyst: The process requires neither a catalyst nor the addition of hydrogen which contributes to an operating cost advantage over competing systems.

     o Sulfur Reduction: The process reduces sulfur levels roughly in half in the synthetic crude it produces, making it more environmentally friendly for refinery processing.

         Commercialization.

         We believe that the laboratory results of the limited heavy oil upgrading testing using our CPJ technology substantiate that the technology is ready for commercialization. We have demonstrated the pilot unit to potential licensees and partners and supplied them with the test results achieved. We expect to continue to make improvements to the technology and the process in the future based on further testing of heavy oil reaction to the CPJ process.

         We expect to pursue commercialization of our CPJ technology both by licensing the process and by participating in the ownership of CPJ processing plants. Our primary targets will be oil refiners and pipeline owners who may require that heavy viscous crude oil be lightened and made more fluid for transportation. Our memorandum of understanding with Nielson & Associates, Inc. to jointly commercialize the CPJ heavy oil upgrading technology represents a first step in the commercialization process of the CPJ technology.

         The Process

         The underlying principle of the CPJ process is to apply an instantaneous thermal shock to the crude using superheated steam. The hot reactants then are allowed to "stabilize" in a soaker vessel with adequate void space to achieve a minimum residence time. The resulting liquid is then flashed through the control valve to a separator where the heaviest product stream is drawn-off and used as fuel for the process. The overhead stream from this separator is cooled and flowed to another tank where the vacuum gas oil fraction is drawn off and pumped back to the reactor for additional upgrading. The overhead stream is further cooled and condensed water is drawn off and the upgraded synthetic crude is pumped to external tanks.

         The CPJ process employs fewer steps (meaning less equipment) than conventional existing competing heavy oil upgrading technologies and, therefore, requires less up-front capital. In addition, operating costs compared to competing technologies are lower since the process does not require a catalysts or utilize additional hydrogen. The CPJ process is efficient, producing very little by-product matter, and results in synthetic crude oil yields in excess of 90% by volume. The small amounts of pitch ( a by-product of the process) that are produced can be used as fuel to power the process.

In contrast, alternative technologies generally average only about 70% to 80% yields based on volume and create high levels of less valuable by-products, such as pitch/coke and waste gas.

         Intellectual Property.

         CPJ technology was developed in France and is covered by French patent 2,785,289. Patents are pending in the U.S. and Canada as well as other European countries, ARIPO (Africa), Australia, Brazil, China, Costa Rica, Cuba, Eurasia, Georgia, Indonesia, Japan, Korea, Mexico, Mongolia, New Zealand, Norway, OAPI (Africa), Poland, the Russian Federation, Sweeden and the Ukraine, among other countries. Management expects to file patents in other countries which cover the intellectual property included in existing patents, as well as patents covering improvements to the CPJ technology in all countries where it deems patent protection is desirable.

         Investment.

         Through December 31, 2001, we have invested approximately $1,284,000, including amounts invested by Synergy and our former joint venture partner, on the development of our CPJ technology, including costs of materials, testing, and various fees including consulting and travel.


COMPETITION

         While we believe that our products offer advantages over existing competing technologies, we find that our technologies are targeted at highly competitive markets. Due to the nature and size of the entities that would use our technologies, including some governments, there are sometimes other competitors who may have significantly greater name recognition and greater financial and other resources than we do. We believe however, the proprietary nature of our products when partnered with our level of technical expertise and the quality of our services give us a competitive advantage against some of the entities against which we compete.

         SynGen: We expect to compete against major multinational oil and gas corporations and refiners in the licensing of our SynGen technology. These entities generally possess significantly greater financial and personnel resources than we do and we cannot be certain that we will be able to compete effectively in this environment. We believe that our SynGen technology can compete with technologies and processes that purport to accomplish similar results as those obtained by SynGen. We believe that SynGen possesses a number of advantages over competing technologies, including decreased capital investments for a plant employing the SynGen process over the typical investment in a conventional plant; SynGen reactors can handle a wide variety of feedstocks and can economically convert these to acceptable syngas; because SynGen plants could be constructed using a simple and efficient design and the process requires no catalysts, the plants are suitable for remote sites; and SynGen-produced gas-to-liquids products are free of undesirable aromatics, nitrogen, or sulfur compounds, making them suitable for a multitude of purposes.

         CPJ technology: Heavy oil upgrading processes have been developed and in use for many decades and are the subject of significant research and development by a wide range of entities from multinational oil companies and refiners to small businesses and individuals. Most of these entities possess significantly greater financial and personnel resources than Synergy and we cannot be certain that we will effectively compete against such entities. However, we believe that our CPJ technology can compete against other existing technologies that have been developed to upgrade heavy oil on the basis of performance and economics of use. CPJ facility designs are flexible and the process can be adjusted to optimize output characteristics of the synthetic crude in order to maximize final product value, the ability to produce synthetic crude yields in excess of 90% liquid volume; the ability to split the large heavy oil molecules roughly in half, to various light oil fractions, while producing very little soot and gas; the fact that the process requires neither a catalyst nor the addition of hydrogen which contributes to an operating cost advantage over competing systems; and the process reduces sulfur levels roughly in half in the synthetic crude it produces, making it more environmentally friendly for downstream refinery processing.

EMPLOYEES

         As of September 3, 2002, we had nine full-time employees, including our officers.

         None of our employees are covered by a collective bargaining agreement. We consider our employee relations to be satisfactory and have not experienced any labor problems.


PROPERTIES

         Our offices and research and development facility are located at 1689 Hawthorne Drive, Conroe, Texas 77301-3284, where we lease approximately 9,160 square feet of space divided among administrative (3,050 sq. feet) and laboratory (6,110 sq. feet) space. We have leased this space through December 31, 2006 at a rent of $4,537 per month. We have the option to cancel this lease by written notice 90 days prior to the end of any year. We also lease approximately 12,780 square feet of space divided among administrative (8,414 sq. feet) and laboratory (4,364 sq. feet) space at 335 - 25th Street SE, Calgary, Alberta, Canada T2A 7H8. We have leased this space through August 31, 2005 at a cost of $19,171 per month. We believe that our facility in Conroe, Texas is sufficient for our current requirements and we are seeking to sublease the space in Calgary.


CORPORATE HISTORY AND STRUCTURE

         We were incorporated under the laws of the State of Colorado in 1997 under the name Automated Transfer Systems Corporation. In February 1999, we amended our certificate of incorporation to change our name to Synergy Technologies Corporation. In May 1998, we commenced the acquisition of our two technologies and have devoted substantially all of our efforts to the development of our technologies. We have two wholly owned subsidiaries, both of which are incorporated in Cyprus, and one subsidiary incorporated in Nigeria in which we own a 50% interest.


                                 OUR MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth the names, ages and positions of all directors and executive officers of Synergy as of September 23, 2002:


NAME                           AGE        POSITION
----                           ---        --------
Barry Coffey                   50         Chairman, President and Chief Executive Officer

Thomas E. Cooley               61         Chief Technology Officer and member of the Board of Directors

Kelly Warrack                  34         Controller, Secretary and Treasurer

James E. Nielson               70         Member of the Board of Directors and Audit Committee

Duane F. Baumert               61         Member of the Board of Directors and Audit Committee

James Shone                    27         Member of the Board of Directors and Audit Committee

Cameron Haworth                42         Member of the Board of Directors

Graham H. Batcheler            57         Member of the Board of Directors

         The members of the board of directors are elected by the holders of outstanding common stock. The term of office of directors ends at the next annual meeting of shareholders or when the successors are elected and qualified. The annual meeting of shareholders is specified in our bylaws to be held within six months of the end of each fiscal year and the last annual meeting was held on July 24, 2002. The term of office of each officer ends at the next annual meeting of the board of directors, expected to take place immediately after the next annual meeting of shareholders, or when his successor is elected and qualified.

         Barry Coffey has been our Chief Executive Officer and President since January 2002 and a member of the Board of Directors since January 2001. Mr. Coffey is a senior human resources and operations executive with broad domestic and international experience spanning more than 20 years. He has held several senior management positions including RJR Nabisco (1984-1991), Sony Corporation (1991-1995), and QED Consulting (1995-2001), a global management-consulting firm of which he was a founder and managing partner. In addition, Mr. Coffey has experience with the operation of both start-up and growth stage corporations. Mr. Coffey earned a B.A. degree and a M.A. degree from Scarritt College in 1976 and 1977 and a Ph.D. (ABD) from Drew University in 1980.

         Thomas E. Cooley has been our Chief Technology Officer since October 1997 and became a member of the Board of Directors in August 2000. Mr. Cooley served as our Chief Executive Officer from January 16, 2001 until December 31, 2001. Mr. Cooley previously served as President of Kvaerner Membrane Systems, Inc. from August 1994 through October 1997. Prior to that, from 1984 through August 1994, Mr. Cooley was the General Manager - Marketing and Engineering for Grace Membrane Systems, which was acquired by Kvaerner in August 1994. Mr. Cooley is a registered professional engineer in the State of Texas and the Province of Alberta, Canada. Mr. Cooley holds three U.S. patents and two Canadian patents and has published eight papers. Mr. Cooley is a pioneer in the development application of gas permeable membranes for natural gas processing. Mr. Cooley earned a B.A. degree in Chemical Engineering from Rice University in 1963 and a B.S. degree in Chemical Engineering from Rice University in 1964.

         Duane F. Baumert was elected to the Board of Directors in September 2000 and has been a member of the Audit Committee since March 2001. Mr. Baumert has experience in the area of worldwide licensing of technology and intellectual property rights. Mr. Baumert has been the Business Director of UNICARB(R)Systems Business of the Union Carbide Corporation since 1990. Mr. Baumert has been with Union Carbide since 1966 and during that time has held the positions of Director of Marketing, National Sales Management and International Business Director. Mr. Baumert received a B.S. in Business Administration and Management from the University of Nebraska in 1963.

         Cameron Haworth has been a Director of Synergy since December 1997, and served as our President during 1998 and 1999. He obtained his B.Sc. Petroleum Engineering in December 1987 from the University of Wyoming and a Degree in Petroleum Technology from Southern Alberta Institute of Technology in 1984. Mr. Haworth was previously employed by Schlumberger (formerly REDA Services) as sales manager. Mr. Haworth has several years of experience in the oil and gas industry supervising and coordinating the marketing, sales and field services and order initiation for the Canadian market. Mr. Haworth has extensive experience in preparing business plans and presentation material.

         James E. Nielson has served on Synergy's Advisory Board from January 2000 until his election to the Board of Directors in September 2000. Mr. Nielson has been a member of the Audit Committee since March 16, 2001. With an extensive career as an oil and gas executive, Mr. Nielson brings an understanding of the industry to Synergy. Mr. Nielson was President and Chief Executive Officer of Husky Oil of Calgary, Alberta, Canada, from 1973 to 1979, during which time Husky Oil experienced tremendous growth, a four-fold increase in operating revenues and a six-fold increase in profits. He also began the planning that led to the development of Husky's heavy oil upgrader at Lloydminster, Alberta. Upon his return to Wyoming in 1979, Mr. Nielson formed JN Oil and Gas, a privately owned exploration and production company. After 12 years at the helm of JN Oil and Gas, he formed Nielson and

Associates, Inc. Mr. Nielson, currently serves as a director at the American Petroleum Institute, the Shoshone First Bank of Cody, Wyoming, Y-Tex Corporation of Cody, Wyoming and Ultra Petroleum Corp.

         James Shone has been a Director of Synergy since December 1997 and has been a member of the Audit Committee since March 2001. Mr. Shone is currently employed by the Business Development Bank of Canada (BDC) in the finance department. Previously employed with the Trust Company of the Bank of Montreal as a client service officer. Mr. Shone has knowledge of financial statement review and preparation, budgeting and financial forecasting. Mr. Shone is a graduate of McGill University with a Bachelor of Commerce degree in finance in 1996.

         Graham H. Batcheler has joined our board of directors in July 2002. Most recently, since 1999, Mr. Batcheler founded and was the principal officer of TESI, a corporation that focuses on opportunities related to fuel cell energy systems, hydrocarbon to liquids processing and alternate fuels. From 1981 through 1999, he was employed by various entities within the Texaco family of corporations. During the last half of 1997, he served as President of Texaco Global Gas and Power's International Marketing & Business Development. Earlier in 1997, he was the President of Texaco Natural Gas International. From 1993 through 1997, he acted as the President of Texaco Natural Gas based in Texaco's Houston headquarters. Mr. Batcheler graduated from Loughborough University of Technology in England with a Bachelor of Technology degree in 1974.

         Kelly Warrack has served as our Controller since January 2000 and was appointed Secretary-Treasurer in July 2001. Mr. Warrack previously served as Divisional Controller for Tesco Corporation from June 1995 through December 1999. Prior to that, from 1988 through 1995, Mr. Warrack held positions as Accounting Supervisor and Budget Coordinator for Texaco Canada Petroleum Inc. Mr. Warrack became a Certified Management Accountant in the Province of Alberta, Canada in 1991.


ACTING CHIEF FINANCIAL OFFICER

         On June 2, 2002, we entered into a consulting agreement with William R. Engles, Jr. to serve as our Chief Financial Officer. The agreement provides that Mr. Engles would furnish consulting services to Synergy consistent with the duties and responsibilities of a Chief Financial Officer. This agreement extends through September 2, 2002, and has been extended by mutual agreement of the parties through October 2, 2002. We have agreed to pay to Mr. Engles $2,500 per week for his services. We shall also reimburse Mr. Engles for all out-of-pocket expenses associated with the work performed pursuant to this agreement. In addition, we have agreed to pay to Mr. Engles the equivalent of $3,500 per week in shares of our common stock as shall be calculated by dividing said amount by the average of the closing price per share over the five trading days prior to the payment date. In lieu of this stock payment, we may pay Mr. Engles $2,500 per week in cash. We also have agreed to grant to Mr. Engles options representing the right to purchase 100,000 shares of common stock at an exercise price of $.72 per share. The options shall vest at a pro rata rate over 13 weeks and shall have a term of 10 years. We have agreed to register all shares issued to Mr. Engles pursuant to this agreement and all shares underlying his option for public resale under the Securities Act of 1933.

         From 1987 to 1992, Mr. Engles was a member of the corporate finance department at Salomon Brothers. From 1992 to 2000, he worked in the corporate finance group at Bear Stearns, most recently as a Managing Director, where he advised a variety of companies in the media, telecom, and technology sectors. In January 2000, Mr. Engles became the Chief Financial Officer of PartMiner, Inc., a broker in the semiconductor industry where he was responsible for implementing numerous changes with respect to budgeting and controls, raising approximately $50 million in capital, negotiating strategic partner agreements, selling non-strategic assets, and helping direct the company's overall strategy. Mr. Engles received his A.B. degree in economics from Harvard College and his J.D. and M.B.A. degrees from the University of Chicago. He also served as law clerk to the Hon. Stephen Reinhardt of the Ninth Circuit Court of Appeals.

ADVISORY BOARD

         We have created an Advisory Board for the purpose of obtaining the advice of experienced, knowledgeable business people and professionals. We believe that this is a means by which advice may be obtained in areas that it needs assistance, such as finance, government environmental policy, international relations and law and publishing. The Advisory Board has no control or direct influence over our policies, management or board of directors.

         Our Advisory Board is comprised of the following individuals:

         Senator Alan K. Simpson, Retired, was elected to the United States Senate for the first of three terms. His political career included a period as the Assistant Majority Leader and a great deal of high profile committee work. During his service to the Environment and Public Works Committee, Mr. Simpson co-sponsored the Clean Air Act of 1994. Prior to his time on Capitol Hill, Mr. Simpson had a long career in the Wyoming State Legislature serving as the Majority Whip, Majority Floor Leader and Speaker Pro-Tem. He practiced law for eighteen years including a short term as the Wyoming Assistant Attorney General. Mr. Simpson sits on numerous Boards, including the Board of Directors for IDS Mutual Fund Group, Biogen Corporation and PacifiCorp.

         Gordon Barrows has had a long and distinguished career as a publisher and world authority on the structure and suitability of oil and gas contracts and legislation. As the publisher of Petroleum Legislation, Basic Oil Laws and Concession Contracts, Mr. Barrows travels around the world advising private and government organizations. Mr. Barrows is the President of Barrows Company Inc., and is an advisor to various international organizations including the United Nations, the World Bank and various national governments. Mr. Barrows has a Bachelor of Arts in mathematics and languages from the University of Wyoming and a Master of Arts in international relations and law from John Hopkins. He speaks fluent French and Spanish.

         H.S. Hartley brings an entrepreneurial drive to the Synergy Board with a background that spans a wide range of petroleum-related projects. In addition to being the current Chairman of the Board of Prism Petroleum Ltd. and President of Faster Oilfield Services Ltd., Mr. Hartley was the President and co-founder of Cayenne Energy Corporation, the owner and President of Sea Hawk Resources, and the President of Smith International Canada, Ltd. Mr. Hartley sits as a Director on the Boards of the Heritage Park Society, Production Operators Canada, Inc., and iCore, Alberta Informantics Circle of Research, among others.

         Charles C. Rumsey, Jr. brings a diverse range of talents to Synergy. As a private financier of oil and gas investments, Mr. Rumsey has a well-established network of contacts on Wall Street. Over the years, Mr. Rumsey has been a significant investor in several new oil companies, some of which became publicly traded. The founder and President of Sunshine Pacific Corp., a privately held oil company, Mr. Rumsey has been an investor with Synergy since the beginning. Mr. Rumsey is a graduate of Harvard Law School and practiced law in New York for many years before devoting his full-time efforts to oil and gas and fine art investments.


TECHNICAL STAFF AND INVENTORS

         Dr. Albin Czernichowski, the co-inventor of SynGen, consults for the company. He also continues his activities as a 1st class professor at the University of Orleans (France). A graduate in Chemical Engineering at the Technical University of Wroclaw (Poland), he also received his Ph.D. and Habilitation grades in Physical Chemistry and then the full professor position
(1979). For almost 40 years he has been involved in different fields of Plasma Chemistry. Supervisor of 21 Master's and 18 Ph.D. theses, he is the author of six monographs and textbooks, 63 papers published in scientific journals, 155 other papers (conferences, communications), 30 patents and more than 62 reports. For more than 10 years he has been developing plasma reactors for hydrocarbon conversion processes such as heavy hydrocarbons cracking and hydrogenation, light hydrocarbons cracking, reforming or partial oxidation in order to produce H2, CO, C2H2, C2H4 as well as the hydrogen sulfide destruction and its full or partial utilization in the oil & gas and geothermal industries. Work related to environmental clean up has included such applications as VOC abatement in flue gases, flue-gas SOX or NOX reduction, soot after-burning, and CO2 dissociation.

         Dr. Pierre Jorgensen, the inventor of the "CPJ" process, is a retired French process engineer and Ph.D. who spent his career dealing with fluid catalytic crackers, cokers, visbreakers and bottom of the barrel refinery economics. Dr. Jorgensen retired from British Petroleum in the late 80's. His technical career spanned not only oil refining for BP, but also the French military nuclear program and glassmaking. While at BP he focused improving the economics of bottom of the barrel processes such as fluid catalytic cracking, hydrocracking, and delayed coking. He therefore became very interested in molecular bond structures as they relate to the heaviest fractions in crude oil. When he retired from BP, Dr. Jorgensen enrolled at the university in Orleans, France and pursued his doctorate. His thesis was on the energy required to break certain molecular bond structures. Out of this thesis work came his conception of the process, which he developed and named CPJ. CPJ stands for Conversion Pierre Jorgensen. Dr. Jorgensen continues to assist us in process development, assay of client crudes, and commercialization activities for the CPJ process.

         Dr. Vladimir S. Boudtsov joined us full time in June 2000. He is a highly specialized, leading technologist and the former Chief of the Novocherkassk Plant of Synthetic Products located in Novocherkassk, Russia. Dr. Boudtsov graduated with a degree in chemical technology from the Technical University of Don in 1984 and then began work at the Novocherkassk plant. He continued his studies concerning Fischer-Tropsch technology under the direction of the world's leading specialist in the field, Professor Albert Lapidus, Dr. of Sciences, Member of the Russian Academy of Sciences, and Head of Laboratory at the N.D. Zelinsky Institute of Organic Chemistry of Moscow. His experimental work on catalyst development was performed using the large laboratory facilities and also the Fischer-Tropsch industrial reactors of the Novocherkassk plant. In 1995, Dr. Boudtsov received his Ph.D. on development and industrial application of new Fischer-Tropsch catalysts with a controlled selectivity of hydrocarbon production. Dr. Boudtsov is the author of five publications and one Russian patent, all concerning the Fischer-Tropsch technology.


COMMITTEES OF THE BOARD OF DIRECTORS

         Audit Committee.

         Our Audit Committee is composed of James E. Nielson, Duane F. Baumert and James Shone. The Audit Committee is responsible for recommending to our board the engagement of independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

         Compensation Committee.

         Our Compensation Committee consists of Jim Nielson and Duane Baumert. The Compensation Committee reviews and determines the compensation of the company's executive officers and recommends the granting of awards to eligible employees pursuant to the 2002 Stock Option Plan.


EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The table below sets forth certain information concerning the annual and long-term compensation of each person who has served as our Chief Executive Officer during the last three fiscal years. No other person received annual compensation in excess of $100,000 during since January 1, 1999.

                                                                                Securities
                                                              Other Annual      Underlying       All Other
Name and Principal Position            Year        Salary     Compensation       Options       Compensation
---------------------------            ----        ------     ------------       -------       ------------
Cameron   Haworth, President           1999           -              -          150,000(1)           -
and Director
Cameron Haworth, President             2000        66,134            -             -                 -
and Director
John Gradek, Chief Executive           2000        44,018            -             -                 -
Officer and Director
Thomas E. Cooley, Chief                1999           -              -          220,648(2)           -
Technical Officer
Thomas E. Cooley, Chief                2000        140,000         10,673       250,000             1,583
Technical Officer
Thomas E. Cooley, Chief                2001        140,000          6,588          -               18,583
Technical Officer and Acting
Chief Executive Officer


1. Mr. Haworth received options to purchase 250,000 shares of common stock in consideration of serving as our President and a member of the Board of Directors for the years 1998 and 1999. Since the exercise price for such options exceeded the market price for the shares during the time that they were earned, no value has been ascribed to such options for these purposes.

2. Mr. Cooley received 220,648 shares of Synergy as compensation for his services in 1999, which were valued at $143,921.


OPTION GRANTS IN THE LAST FISCAL YEAR

         We did not grant any options during the fiscal year ended December 31, 2001


FISCAL YEAR-END OPTION NUMBERS AND VALUES

      The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executives at the end of the last fiscal year (December 31, 2001). There were no stock options exercised by the Named Executives during the fiscal year ended December 31, 2001.

                    Number of Securities              Value of Unexercised
                    Underlying Unexercised            In-the-Money Options
                    Options at Fiscal Year-End:       at Fiscal Year-End:
Name                Exercisable/Unexercisable         Exercisable/Unexercisable
----                -------------------------         -------------------------
Thomas Cooley                250,000                            $0


COMPENSATION OF NON-EMPLOYEE DIRECTORS

         We do not compensate our Directors for participation in Board or Committee meetings. We reimbursed non-employee Directors for travel expenses for meetings attended during 2001.

         On May 2, 2002, we granted to Graham Batcheler, who was elected to serve as a director on July 24, 2002, options to purchase up to 200,000 shares of our common stock at a price of $1.00 per share for a period of ten years in connection with his agreement to stand for nomination and serve as a director of Synergy, if elected. Mr. Batcheler shall be entitled to exercise options to acquire 66,667 shares during the first year after the date of the option agreement, options to acquire 66,667 shares during the second year after the date of the option agreement, and options to acquire 66,666 shares during the third year after the date of the option agreement.

EMPLOYMENT AGREEMENTS

         On January 1, 2001, we entered into an agreement with Barry Coffey to serve as our Chief Executive Officer and President for a period of 3 years, automatically renewable for successive 12 month periods thereafter unless either party gives notice of its intention not to renew the agreement 60 days prior to an expiration date. We have agreed to pay to Mr. Coffey a base salary equal to $240,000 per year and to make him eligible for a bonus equal to up to 100% of that amount based upon the achievement of certain milestones to be agreed upon between Mr. Coffey and the Board of Directors. In addition, we granted Mr. Coffey options under the 2002 Stock Option Plan to purchase up to 4,500,000 options at a price of $.72 per share. An aggregate of 1,500,000 options vest to Mr. Coffey in each of the three years of the employment agreement. We also have agreed to furnish Mr. Coffey with payments to cover expenses for insurance not to exceed $20,000 per annum and to reimburse him for all reasonable expenses incurred by him in connection with maintaining his home office in New York City. The employment agreement contains customary confidentiality and non-competition clauses. If we terminate Mr. Coffey for "cause" or if he resigns for other than "good reason," as such terms are defined in the agreement, all of his rights to receive his salary shall terminate on such date and all options granted shall expire immediately. If Mr. Coffey terminates his employment for "good reason" or we terminate his employment without "cause," we are required to pay him his base salary for a period of 12 months after the date of such termination and all stock options shall fully vest on such date. In the event that Mr. Coffey dies or if he becomes "disabled," as such term is defined in the agreement, for 90 consecutive days or 120 days during the course of any twelve month period, all compensation rights terminate under the agreement except that he shall be entitled to the benefit of any stock options that have vested as of such date.


2002 STOCK OPTION PLAN.

         On December 14, 2001, the Board of Directors adopted the 2002 Stock Option Plan ("Plan") to take effect on January 1, 2002, subject to the approval of the shareholders. Our shareholders approved the Plan at the Special Meeting of Shareholders held on February 18, 2002.

         The following is a brief summary of the Plan, which is designed to enhance our long-term profitability and shareholder value by aligning the interests of selected directors, officers, employees and consultants with our performance targets.

         The Plan authorizes the issuance of statutory and non-statutory options to purchase up to 10,000,000 shares of our common stock.

         The Plan is administered by the Board of Directors, which may empower a committee to administer the Plan. The Board is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan is determined by the Board, provided that the exercise price of incentive stock options is not be less than 100% of the fair market value of a share of the common stock on the date the option is granted (110% of fair market value on the date of grant of an incentive stock option if the optionee owns more than 10% of our common stock). Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the company.

         Options will be exercisable for a term determined by the Board, which will not be greater than ten years from the date of grant and five years in the case of incentive stock options, unless such grant is for a period of ten years, as determined by the Board, except that an Incentive Stock Option granted to the beneficial owner of more than 10% of the outstanding shares of our common stock shall expire, to the extent that it has not theretofore been exercised, at the close of business five (5) years from the date of grant. Options may be exercised only while the original grantee has a relationship with us which confers eligibility to be granted options or within three months after termination of such relationship with us, or up to one year after death or total and permanent disability. In the event of the termination of such relationship between the original grantee and us for cause, as defined in the Plan, all options granted to that original optionee terminate immediately. In the event of certain basic changes in the company, including a reorganization, merger or consolidation of the company, or the purchase of shares pursuant to a tender offer for shares of our common stock, in the discretion of the Board or administering committee, each option may become fully and immediately exercisable. Incentive stock options are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

         Options granted pursuant to the Plan may be designated as incentive stock options ("ISO"), with the attendant tax benefits provided under Sections 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value determined at the time an ISO is granted of the common stock subject to incentive stock options exercisable for the first time by an employee during any calendar year under all our plans may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

         As of the date hereof, we have granted options to purchase up to 4,500,000 shares of common stock to our President and Chief Executive Officer pursuant to his employment agreement with us.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 PRINCIPAL SHAREHOLDERS.

         On September 3, 2002, 46,670,083 shares of our common stock were outstanding. The following table tells you, as of September 3, 2002, about:

     o   Each beneficial owner of more than 5% of our common stock;

     o Beneficial ownership of shares of our common stock by each of our current directors and officers; and beneficial ownership of shares of our common stock by all of our directors and officers as a group; and

     o Beneficial ownership of shares of our common stock by all of our directors and officers as a group.


         For the purpose of this table, the beneficial ownership of a person includes shares as to which that person has sole or shared voting or investment power as well as shares that the person has the right to acquire within 60 days (such as upon conversion of convertible securities or exercise of warrants or options) as of September 3, 2002.

                                                               NUMBER                                   PERCENT OF CLASS
BENEFICIAL OWNER                                             OF SHARES       PERCENT OF CLASS        AFTER OFFERING (1)
----------------                                             ---------       -----------------       ------------------
Barry Coffey (2)                                             1,725,000              3.6%                   2.89%
Thomas Cooley (3)                                            1,151,493              2.5%                    2.0%
Duane F. Baumert(4)                                           365,500               0.8%                    0.6%
Cameron Haworth (6)                                           275,537               0.6%                    0.5%
James E. Nielson(7)                                           953,847               2.1%                    1.6%
James Shone(8)                                                154,400              0.33%                   0.36%
Kelly Warrack(9)                                              210,300              0.45%                   0.36%
Graham H.Batcheler                                            66,667               0.14%                   0.11%
Laxarco Holdings Limited                                    14,793,510             31.7%                   25.4%

All officers and directors as a group (7 persons)            4,902,742              8.2%                   10.4%

    1. Gives effect to the sale and issuance of 11,575,959 shares of common stock to Fusion Capital Fund pursuant to the stock purchase agreement.

    2. Coffey's total shareholdings includes options to purchase 1,525,000 shares of common stock.

    3. Mr. Cooley's total shareholdings includes options to purchase 250,000 shares. Mr. Cooley is also a shareholder of Laxarco Holdings Limited but disclaims any investment control over or beneficiary interest in the shares of Synergy owned by Laxarco Holdings, for purposes hereof.

    4. Mr. Baumert's total shareholdings include options to purchase 125,000 shares; his wife Dorothy T. Baumert, owns 3,500 shares in her retirement plan.

    5. Mr. Haworth's total shareholdings include options to purchase 244,500 shares.

    6. Mr. Nielson's total shareholdings include options to purchase 200,000 shares.

    7. Mr. Shone's total shareholdings include options to purchase 100,000 shares.

    8. Mr. Warrack's total shareholdings include options to purchase 170,000 shares.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Pursuant to a series of transactions among Synergy and its subsidiaries, and Texas T Petroleum Ltd. (the principal shareholder of which is also a holder of our shares and formerly was the president and a director of Synergy) and its subsidiaries, and Pierre Jorgensen, the inventor of the CPJ technology, commencing in May, 1998 and concluding in March 2002, Synergy acquired all right, title and interest in and to the CPJ technology.

         As a result of these transactions, we:

     o agreed to invest a minimum of $1,000,000 in the development of the CPJ process. The combined investment from all sources to date is $1,284,000;

     o issued to Pierre Jorgensen an aggregate of 2,491,334 shares of common stock and agreed to register 1,991,334 of said shares for public resale under the Securities Act of 1933, subject to the provision that the sale of such shares would yield $1,100,000 in proceeds to Dr. Jorgensen and that in the event of any deficiency from such amount Synergy would issue additional shares to achieve proceeds of $1,100,000 and in the further event that a lesser number of shares was required to achieve proceeds of that amount, the balance of the shares would be returned to us for cancellation;

     o agreed to pay to Dr. Jorgensen a royalty equal to 5% of the net proceeds generated from the CPJ technology;

     o agreed to appoint Dr. Jorgensen as scientific director for CPJ technology development and agreed to pay a monthly fee in Synergy stock equivalent to $5,000;

     o agreed to appoint Dr. Jorgensen as a member of a scientific advisory board when it is created by us.

     o agreed to pay to Texas T a 2.5% royalty in connection with and upon income realized from the CPJ technology. Said royalty rights shall last for a period of five years, and shall commence on the date that the first 5,000 BOPD or greater CPJ technology plant operates at 80% plus capacity.

     o issued to Texas T an aggregate of 2,300,000 shares of common stock, of which 1,900,000 shares are being held in escrow to be released to Texas T on December 20, 2004 or upon the happening of certain other events, subject to the provision that if Synergy conveys the CPJ technology to Texas T, the shares held in escrow will be cancelled and Texas T shall
         (i) be obligated to pay to Synergy a royalty equal to 2.5% of the revenues derived by Texas T from the CPJ technology for five years and
         (ii) issue to Synergy 500,000 shares of its common stock (or the capital stock in whatever entity Texas T places ownership of the CPJ Technology), which it agrees to register under the Securities Act of 1933 for public resale.

         In July 2002, we agreed with Nielson & Associates, Inc., an oil and gas exploration and production company of which James Nielson, one of our directors is the principal shareholder, to establish a joint venture company to which we will license the CPJ technology and to which Nielson & Associates will provide the oil well or wells and necessary land or lands for the facility or facilities to the joint venture company. The parties agreed jointly to finance (or cause to be financed) build and operate an approximately 1,000 or greater barrel per day heavy oil upgrading facility and/or facilities exclusively in the States of Wyoming and/or Montana

         On January 3, 2002, we entered into a settlement agreement with John Gradek, our former Chief Executive Officer, which extinguished a lawsuit filed by Mr. Gradek against us on February 27, 2001. In that suit, Mr. Gradek claimed that Synergy breached its employment agreement with him by terminating him without cause and asserted that we owed him his monthly salary of $10,000 for 32 months plus paid vacation days and attorney fees of up to $80,000. Pursuant to the settlement agreement, we agreed to (i) pay to Mr. Gradek the sum of $100,000 in two installments of $50,000 each, the first on or before February 1, 2002 which sum was paid and the second by May 1, 2002, and (ii) issue to Mr. Gradek 150,000 shares of common stock. In addition, each party released the other from all actions or claims with respect to Mr. Gradek's employment with us.

         During the fiscal years ended December 31, 2001 and 2000, we paid an aggregate of $196,210 and $146,919, respectively, to Glidarc Technologies Inc. for process management services and technical personnel. Mr. Thomas Cooley is an officer of Glidarc Technologies and is also our Chief Technology Officer and a member of our Board of Directors. Mr. Cooley also serves on the Board of Directors of Syngen Technologies Limited and Carbon Resources Limited, wholly owned subsidiaries of the company. At December 31, 2001 and 2000, we owed Glidarc $30,783 and $23,515, respectively, for services rendered.

         On October 19, 2000, we issued a three-year promissory note in the principal amount of $1,000,000 in favor of Stone Canyon Resources, Inc., a former affiliate of Synergy by virtue of common officers, directors and shareholders, in settlement of the terms of a certain Share Exchange Agreement, previously filed with, and described in, past filings made by us with the Securities and Exchange Commission. We issued the promissory note to Stone Canyon to settle what Stone Canyon alleged was a breach of the Share Exchange Agreement resulting from our inability to develop certain oil and gas producing properties. On February 9, 2001, Stone Canyon converted the promissory note into shares of common stock at the price of $1.00 per share.

         As a result of a series of transactions commencing in May 1998 and consummated in August 2000, we acquired all right, title and interest in and to SynGen from Laxarco Holdings Limited in consideration of the issuance of an aggregate of 14,943,510 shares of common stock to Laxarco. Thomas Cooley, one of our directors and our Chief Technology Officer and former President, is a principal shareholder of Laxarco Holdings as is Albin Czernichowski, one of our consultants.

         On July 1, 2001, we entered into a Management and Consulting Agreement with Huntingtown Associates LLC, which is wholly owned by Mr. Duane Baumert, a member of our Board of Directors. Pursuant to this agreement, we engaged Huntingtown Associates for a minimum of 40 days during 2001 and a minimum of 80 days up to a maximum of 120 days during 2002 to provide assistance with the development of product licensing, business and patent strategies, business plan development and certain other matters. The agreement provides that during 2001 we would compensate Huntingtown Associates at the rate of $1,500 per day payable in stock options valued at 33% of the higher of $1 or the average market price for our common stock during the month in which the services were rendered. During 2002, we have agreed to compensate Huntingtown Associates at the rate of $1,500 per day payable $350 in cash and the balance ($1,150) in stock options valued at 33% of the higher of $1 or the average market price for our common stock during the month in which the services were rendered. We have agreed to register the common stock issued to Huntingtown Associates pursuant to the agreement for public resale under the Securities Act of 1933. During the fiscal year ended December 31, 2001, we incurred $138,674 consulting services and reimbursement of actual expenses pursuant to the agreement in favor of Huntingtown Associates LLC for, $25,631 of which remained outstanding at December 31, 2001. Thus far during 2002, we have not incurred any charges for consulting fees or expenses to Huntingtown Associates. Mr. Duane Baumert is the sole proprietor of Huntingtown Associates. At June 30, 2002, we owed Huntingtown Associates $24,131 in respect of the fees payable to him during 2001 and 2002.

         On January 14, 2000, we entered into a Financing and Security Agreement with James Nielson and the Wood River Trust whereby the parties loaned Synergy $300,000, of which $125,000 is attributable to Mr. Nielson. The loan accrued interest at the rate of 8% per annum and was convertible into shares of Synergy's common stock at the rate of $0.50 per share. Upon conversion of the loan, all accrued interest thereon would be forgiven. On June 13, 2000, the loan was converted and Mr. Nielson received 250,000 shares of common stock. Mr. Nielson became a member of Synergy's Board of Directors on September 27, 2000.


                             THE FUSION TRANSACTION


GENERAL

         On June 20, 2002, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, as amended September 3, 2002, pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. We may increase the amount Fusion Capital must purchase per trading day as the market price of our common stock achieves certain predefined levels. The $6.0 million of common stock is to be purchased over a 30 month period, subject to a six month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. However, Fusion Capital does not have the right nor the obligation to purchase our common stock at a price of less than $0.15 per share.


         We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 11,373,939 shares (exclusive of the 626,061 shares issued or issuable to Fusion Capital as a commitment fee) assuming Fusion Capital purchases all $6.0 million of common stock.


PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

         Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount as the market price of our common stock increases. The purchase price per share is equal to the lesser of:

         o  the lowest sale price of our common stock on the purchase date; or

         o the average of the three (3) lowest closing sale prices of our common stock during the ten (10) consecutive trading days prior to the date of a purchase by Fusion Capital.

         The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 (or whatever other amount is applicable at that time) on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

         The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement at varying purchase prices:


                                                                                  PROCEEDS FROM THE SALE OF
                       NUMBER OF SHARES         PERCENTAGE OF OUTSTANDING         11,373,939 SHARES TO FUSION
ASSUMED AVERAGE        TO BE ISSUED             AFTER GIVING EFFECT TO THE        CAPITAL UNDER THE COMMON STOCK
PURCHASE PRICE         IF FULL PURCHASE         ISSUANCE TO FUSION CAPITAL(1)     PURCHASE AGREEMENT
--------------------------------------------------------------------------------------------------------------------
$0.15                        11,373,939                      19.67%                       $1,706,090.80

$0.30                        11,373,939                      19.67%                          $2,843,485

$0.50                        11,373,939                      19.67%                          $5,686,970

$0.75                         8,000,000                      15.7%                           $6,000,000

$1.00                         6,000,000                      12.5%                           $6,000,000

$2.00                         3,000,000                       7.3%                           $6,000,000

$3.00                         2,000,000                       5.4%                           $6,000,000

(1) Based on 46,670,083 shares outstanding as of September 3, 2002. Includes the issuance of 626,061 shares of common stock issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

         We estimate that we will issue no more than 12,000,000 shares to Fusion Capital under the common stock purchase agreement, including the shares issuable as a commitment fee, all of which are included in this offering. If more than 12,000,000 shares are issuable to Fusion Capital under the common stock purchase agreement, we have the right to terminate the agreement without any payment or liability to Fusion Capital.


MINIMUM PURCHASE PRICE

         Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the floor price of $0.15.


OUR RIGHT TO SUSPEND PURCHASES

         We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.


OUR RIGHT TO INCREASE AND DECREASE THE DAILY PURCHASE AMOUNT

         We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount effective upon five trading day's notice as the market price for our common stock increases. Specifically, for every $.25 increase in the threshold price of our stock above $.50, we have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the threshold price is $0.75, we would have the right to increase the daily purchase amount to up to an aggregate of $12,500. If the threshold price is $2.00, we have the right to increase the daily purchase amount to up to an aggregate of $25,000. The "threshold price" is the average of the lowest sales price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. For any trading day that the sale price of our common stock is below the threshold price, the increase in the daily purchase amount in excess of the applicable maximum daily purchase amount shall be void.


OUR TERMINATION RIGHTS

         We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.


EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR SHAREHOLDERS

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to:
(1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement .


NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.


EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

         o the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

         o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

         o the transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.


COMMITMENT SHARES ISSUED TO FUSION CAPITAL

            Under the terms of the common stock purchase agreement Fusion Capital has received 424,041 shares of our common stock as a commitment fee. In connection with each purchase of our common stock by Fusion Capital, we will issue to Fusion Capital up to an additional 202,020 shares of our common stock as a commitment fee. The 202,020 additional shares are issuable to Fusion Capital pro rata based upon our receipt of the $6.0 million aggregate amount under the common stock purchase agreement. Unless an event of default occurs, these shares must be held by Fusion Capital until 30 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information known to us at September 3, 2002 regarding beneficial ownership of the 15,500,000 shares of common stock being registered. The shares offered will be sold, if at all, solely by and at the discretion of the selling shareholders. We will not receive any proceeds from any sales. Except as otherwise indicated, (i) we believe that the beneficial owners listed below, based on information furnished by such owners, have sole investment and voting power with respect to such securities, subject to community property laws where applicable and (ii) none of the persons named below are affiliated with the Synergy.

         The selling shareholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the Securities Act of 1933.

         All of the selling shareholders shares registered hereby will become freely tradable on the effective date of the registration statement of which this prospectus forms a part.


                                               OWNED             SHARES TO        PERCENTAGE
                                               BEFORE            BE SOLD IN      OWNED AFTER
                   NAME                     OFFERING (1)      THE OFFERING (2)     OFFERING
---------------------------------------------------------------------------------------------------
Fusion Capital Fund II, LLC (1), (2)          424,041         12,000,000               *

Pierre Jorgensen (3)                         2,402,334         402,417               4.3%

Texas T. Petroleum Ltd. (4)                  2,300,000        2,300,000                *

Pendleton,  Friedberg,  Wilson,
Hennessey, P.C.                                63,650           63,650                 *

Jack Bruce                                    171,433          171,433                 *

John Gradek (5)                               105,000           90,000                 *

Park Capital Securities                       100,000          100,000                 *

Pendragon Capital Resources                    50,000           50,000                 *

Kenneth Baumert                                95,000           75,000                 *

Stockbroker Associates Corp.                  247,500          247,500                 *

* Denotes less than 1%.

(1) As of the date hereof, 424,041 shares of Fusion Capital have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 11,575,959 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 46,670,083 shares of common stock outstanding as of September 3, 2002, together with such additional 11,373,939 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day (or whatever other amount is applicable at that time), unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

(2) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus.

(3)  Dr. Jorgensen is a consultant of Synergy.

(4) 1,900,000 of these shares are being held in escrow to be released to Texas T on the earlier of December 20, 2004 or upon our sale of any interest in the subsidiary in which the CPJ technology is held, except if such sale of the technology is to Texas T, in which case, these shares shall be cancelled.

(5)  Mr. Gradek was our president during 2000.


                          DESCRIPTION OF CAPITAL STOCK


GENERAL

         Our authorized capital consists of 100,000,000 shares of common stock, par value $.002 per share. At September 3, 2002, there were 46,670,083 shares of common stock outstanding.


COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the shareholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to offerings of our securities. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. Dividends are, therefore, unlikely in the foreseeable future.


COMMON STOCK PURCHASE WARRANTS

         At September 3, 2002, we had outstanding an aggregate of 6,628,704 warrants to purchase shares of common stock, as follows:

     o 1,538,461 warrants are exercisable at a price of $1.30 per share through August 30, 2006.

     o 1,252,350 warrants are exercisable at price of $.90 per share through June 11, 2007.

     o 1,264,000 warrants are exercisable at a price of $3.50 per share through April 7, 2003.

     o 776,921 warrants are exercisable at a price of $1.30 per share through August 30, 2003.

     o 700,000 warrants exercisable at a price of $1.00 per share through December 15, 2002.

     o 612,306 warrants exercisable at a price of $.72 per share through June 2, 2005. We may redeem these warrants at a price of $.001 commencing on June 2, 2003 provided that the average closing bid price per share of common stock for the thirty day period ending five days prior to the date of the redemption notice for the warrants is at least $3.00 per share.

     o 250,000 warrants are exercisable at a price of $1.00 per share through April 15, 2006.

     o 100,000 warrants are exercisable at a price of $.90 per share through June 1, 2004.

     o 84,666 warrants are exercisable at a price of $3.00 per share through May 25, 2005.

     o 50,000 warrants are exercisable at a price of $.02 per share through January 10, 2006.

         All of the above-referenced warrants are subject to adjustment in the event of any stock dividend, stock split, subdivision or combination, or any reclassification of the outstanding shares of common stock at any time after issuance until the expiration of the warrants. All of the shares of common stock underlying the above warrants are being registered in the registration statement of which this prospectus forms a part.


OPTIONS

         We have issued options outside of the terms of the 2002 Stock Option Plan to purchase an aggregate of 431,833 shares of Common Stock. These options are exercisable at an exercise price of $1.00 per share commencing on July 1, 2001 and expiring on February 21, 2012. None of these options are being registered in the registration statement of which this prospectus forms a part.


CONVERTIBLE PROMISSORY NOTES

         During June and July 2000, we issued 5-year convertible promissory notes in the aggregate principal amount of $2,250,000 bearing interest at the rate of 10% per annum. During the first two (2) years after issuance, interest shall accrue and compound annually but will not be payable until the fifteenth day following such two (2) year period, unless a note was converted prior to the second anniversary, in which case all interest accrued will be forgiven. After the second anniversary date of the issuance of a note, interest accrues on a quarterly basis and is payable on the fifteenth day (15th) day following the end of each calendar quarter. A holder may convert a note at any time into units each consisting of one share of common stock, one warrant to purchase one share of common stock at an exercise price of $4 per share and one warrant to purchase one share of common stock at an exercise price of $8 per share. If the note is converted during the first two years after issuance, all interest shall be forgiven and only the principal amount of the note shall be convertible, however, if the note is converted after two from issuance, principal and accrued interest shall be convertible into the units. In the event that our common stock has traded at a price of at least $6 for thirty consecutive days and a holder has not converted a note during the 60-day period subsequent to this 30 day period, we may pre-pay all principal and interest due under the note within thirty days following the expiration of the sixty-day period.

         Holders of the notes have the right to demand prepayment of the principal amount of their note, along with all accrued and unpaid interest thereon, during a fifteen (15) day period which commences on the two (2) year anniversary of the issuance of the note. If a note holder makes a demand for prepayment during the designated time period, we must repay the principal balance of such holder's note and accrued and unpaid interest thereon within ninety (90) days.

         In the event we default on any payment obligation under the notes, and have not cured such default within thirty (30) days of receiving written notification from the holder of a note of such default, the note holder may either (i) accelerate the maturity date of the note and make the principal amount accrued and all unpaid interest thereof immediately due and payable; or
(ii) demand that the $4.00 warrant and the $8.00 warrant included within the units into which the note is convertible must automatically be issued to such holder.

         During May 2002, we offered each holder of a promissory note the opportunity to exchange their note for our securities, as a means of eliminating or reducing the amount we might be obligated to repay to note holders as of the two-year anniversary of the notes. Specifically, we offered note holders the opportunity to exchange each $3.00 of principal and interest accrued on the notes into five shares of common stock and warrants to purchase three shares of common stock at a price of $0.90 per share. As of the date hereof, holders of notes in the amount of $1,252,350, inclusive of accrued interest, have agreed to exchange their notes; holders of notes in the amount of $254,100, inclusive of accrued interest, have elected not to exchange their notes; holders of notes in the amount of $1,216,050, inclusive of accrued interest, have elected to hold their notes and collect interest on the principal


REGISTRATION RIGHTS

         We are registering 15,500,000 shares for public resale in the registration statement of which this prospectus forms a part, including 150,000 shares which underlie convertible securities. We are obligated to register an additional 9,980,265 shares of common stock.

         Registration of Shares of Common Stock Included in this Prospectus

         12,000,000 shares of common stock are being registered for public resale under the Securities Act of 1933 on behalf of Fusion Capital Fund II LLC in accordance with the provisions of a Registration Rights Agreement between us and Fusion Capital. We have agreed to maintain the effectiveness of the registration statement covering these shares until shares sold to Fusion under the stock purchase agreement have been sold. In addition we and Fusion have agreed to cross-indemnify the other, as may be permitted by federal law, in connection with material misstatements or omissions made in the registration statement.

         3,500,000 shares are being registered for public resale under the Securities Act of 1933 in behalf of various persons, including 3,350,000 shares of common stock and shares of common stock underlying 150,000 common stock purchase warrants.


TRANSFER AGENT

         The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. We serve as our own transfer agent and registrar for all of the warrants described above.


                         SHARES ELIGIBLE FOR FUTURE SALE


FREELY TRADABLE SHARES

         On the effective date of the registration statement of which this prospectus forms a part, after giving effect to the issuance of common stock being registered herein upon the exercise of certain convertible securities, and assuming the sale of an additional 11,575,959 shares of common stock to Fusion Capital, we will have a total of 58,396,042 shares of common stock outstanding of which 35,067,862 shares will be freely tradable without restriction by or further registration under the Securities Act of 1933, as amended.


RESTRICTED SHARES

         As of the date hereof, after giving effect to the registration of common stock herein, 28,299,814 shares of common stock outstanding are "restricted securities." Under Rule 144, the term "restricted securities" is defined as having been issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

         We can make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of its equity securities.


RULE 144

         Under Rule 144 as currently in effect, a person who beneficially has owned restricted securities for at least one year, including persons who may be deemed affiliates of Synergy are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

           o one percent of the number of shares of common stock then outstanding; or

           o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

         Sales of restricted securities under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. These limitations apply to both restricted and unrestricted shares held by persons who are our affiliates.

RULE 144(K)

         Under Rule 144(k), a person who is not deemed to have been an affiliate of Synergy at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC and certain other selling shareholders. The common stock may be sold or distributed from time to time by Fusion Capital and the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         o   ordinary brokers' transactions;
         o   transactions involving cross or block trades;
         o through brokers, dealers, or underwriters who may act solely as agents
         o   "at the market" into an existing market for the common stock;
         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
         o   in privately negotiated transactions; or
         o   any combination of the foregoing.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         Fusion Capital is an "underwriter" within the meaning of the Securities Act. The other selling shareholders may deemed to be "underwriters" within the meaning of the Securities Act.

         Neither we, Fusion Capital nor the other selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital or the selling shareholders, and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholders and any other required information.

         We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons as well as the other selling shareholders against specified liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

         We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

                                LEGAL PROCEEDINGS

         We are not presently party to any material legal proceedings.

                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our directors and officers are indemnified as provided by the Colorado Business Corporation Act, our Certificate of Incorporation and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                                  LEGAL OPINION

         The validity of the shares offered hereby has been passed upon for us by Ruffa & Ruffa, P.C., New York, New York.

                                     EXPERTS

         The consolidated financial statements of Synergy Technologies Corporation as of December 31, 2001 and 2000, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements contains an explanatory paragraph that states that the Company's negative cash flows from operations and requirement for additional financing raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the out come of that uncertainty.


                             ADDITIONAL INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements:

Audited Financial Statements for the Years Ended December 31, 2001 and 2000

         Report of Independent Auditors..............................................................      F-2

         Consolidated Balance Sheet - December 31, 2001 and December 31, 2000........................      F-3

         Consolidated Statement of Operations for the years ended December 31, 2001 and 2000 and
         for the Period from February 10, 1997 (Date of Inception) to December 31, 2001 .............      F-4

         Consolidated Statement of Cash Flows for the years ended December 31, 2001 and 2000 and
         for the Period from February 10, 1997 (Date of Inception) to December 31, 2001. ............      F-5

         Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31,
         2001 and December 31, 2000 .................................................................      F-6

         Notes to Consolidated Financial Statements..................................................      F-7-F-17


Unaudited Financial Information for the Three Months Ended June 30, 2002 and 2001

         Unaudited Consolidated Balance Sheets at June 30, 2002 and year ended December 31, 2001.....      F-18

         Unaudited Consolidated Statements of Operations for the three months ended June 30, 2002
         and 2001, and for the period from February 10, 1997 (Date of Inception) to June 30, 2002...       F-19

         Unaudited Consolidated Statement of Cash Flows for the three months ended June 30, 2002
         and 2001, and for the period from February 10, 1997 (Date of Inception) to June 30, 2002...       F-20

         Unaudited Consolidated Statement of Changes in Stockholders' Equity for the three months
         ended June 30, 2002 and the years ended December 31, 2001 and 2000.........................       F-21

         Notes to Unaudited Consolidated Financial Statements........................................      F-22-F-27

                          INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS AND STOCKHOLDERS
---------------------------------------
SYNERGY TECHNOLOGIES CORPORATION:
---------------------------------

We have audited the accompanying consolidated balance sheets of Synergy Technologies Corporation (and subsidiaries) (a development stage enterprise) as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and changes in stockholders equity for each of the two years in the period ended December 31, 2001 and for the period from February 10, 1997 (inception) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The cumulative statements of operations, cash flows, and changes in stockholders equity for the period from February 10, 1997 (inception) to December 31, 2001 include amounts for the period from February 10, 1997 (inception) to December 31, 1999 which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period February 10, 1997 (inception) to December 31, 1999 is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergy Technologies Corporation (and subsidiaries) (a development stage enterprise) as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and changes in stockholders equity for each of the two years in the period then ended and for the period from February 10, 1997 (inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered negative cash flows from operations and requires additional financing that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                                             /s/ KPMG LLP
                                                             ------------
                                                          Calgary, Canada
                                                           March 28, 2002

                        SYNERGY TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                                      AS AT DECEMBER 31, 2001        AS AT DECEMBER 31, 2000
                                                                    ---------------------------  ----------------------------
CURRENT ASSETS
       Cash                                                         $                    38,746  $                     76,059
       Receivables (Note 5)                                                              38,560                        84,761
       Receivables - related parties                                                          -                         2,842
       Prepaid expenses                                                                  39,727                        73,714
                                                                    ---------------------------  ----------------------------
       TOTAL CURRENT ASSETS                                                             117,033                       237,376

INVESTMENTS (NOTE 3)
       SynGen Technologies and associated assets                                      3,500,000                    38,028,244
       CPJ Technologies and associated assets                                         1,432,500                     1,062,500
       Investment in Private US corporation                                           1,000,000                     1,000,000
                                                                    ---------------------------  ----------------------------
                                                                                      5,932,500                    40,090,744
       Investment in joint venture (Note 3)                                              80,768                             -
                                                                    ---------------------------  ----------------------------

       TOTAL INVESTMENTS                                                              6,013,268                    40,090,744

 Office equipment and computers, net of accumulated
 depreciation  $43,486                                                                   59,780                        80,361
                                                                    ---------------------------  ----------------------------
TOTAL ASSETS                                                        $                 6,190,081  $                 40,408,481
                                                                    ===========================  ============================

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Accounts payable                                             $                 1,018,649  $                    212,794
       Accrued expenses                                                                  74,744                        85,437
       Notes payable (Note 6)                                                         2,250,000                             -
       Accrued interest on notes (Note 6)                                               368,182                             -
                                                                    ---------------------------  ----------------------------
       TOTAL CURRENT LIABILITIES                                                      3,711,575                       298,231

LONG TERM LIABILITIES
       Notes payable (Note 7)                                                           135,223                     2,250,000
       Notes payable - related parties                                                        -                     1,000,000
       Accrued interest on notes                                                              -                       134,086
       Investment in joint venture (Note 3)                                              97,490                             -
                                                                    ---------------------------  ----------------------------
       Total Liabilities                                                              3,944,288                     3,682,317

STOCKHOLDERS' EQUITY
       Common stock, $0.002 par value, 50,000,000 shares
       authorized, 34,176,343 Shares issued and outstanding                              69,333                        60,077
       Additional paid in capital                                                    49,633,286                    45,786,313
       Deferred compensation                                                           (13,879)                      (89,770)
       Deficit accumulated during development stage                                (47,442,947)                   (9,030,456)
                                                                    ---------------------------  ----------------------------
TOTAL STOCKHOLDERS' EQUITY                                                            2,245,793                    36,726,164
                                                                    ===========================  ============================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $                 6,190,081  $                 40,408,481
                                                                    ===========================  ============================
     Uncertainty about the Company's Ability to Continue as a
     Going Concern (Note 2)

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                        SYNERGY TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                 CUMULATIVE
                                                                                                                PERIOD FROM
                                                                                    FOR THE YEARS ENDED      FEBRUARY 10, 1997
                                                                                         DECEMBER 31              (DATE OF
                                                                                                                INCEPTION) TO
                                                                                    2001           2000        DEC. 31, 2001
--------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
           Interest income                                                          4,365             31,443             35,808
           Consulting income                                                            -                  -              8,927
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    4,365             31,443             44,735
EXPENSES
           General and administrative                                           2,662,442          1,768,642          5,832,021
           Stock option compensation                                               92,391            891,560            983,951
           Compensation related to warrants                                             -            343,744            343,744
           Technology development                                                 715,445          1,403,047          2,962,657
           Dry well expenses                                                            -                  -            722,210
--------------------------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                                                  3,470,278          4,406,993         10,844,583
--------------------------------------------------------------------------------------------------------------------------------

LOSS BEFORE THE FOLLOWING                                                     (3,465,913)        (4,375,550)       (10,799,848)

OTHER EXPENSES
           Amortization of debt discount and offering costs                             -        (2,250,000)        (2,250,000)
           Accrued interest on notes payable                                    (234,096)          (134,086)          (368,182)
           Share of expenses incurred by joint venture                          (298,881)                  -          (298,881)
           Write-down of Syngen technology                                   (34,528,244)                  -       (34,528,244)
           Gain on disposition                                                    114,643            687,565            802,208
--------------------------------------------------------------------------------------------------------------------------------
                                                                             (34,946,578)        (1,696,521)       (36,643,099)
--------------------------------------------------------------------------------------------------------------------------------

NET LOSS BEFORE TAXES                                                        (38,412,491)        (6,072,071)       (47,442,947)
--------------------------------------------------------------------------------------------------------------------------------

PROVISION FOR INCOME TAX                                                                -                  -                  -
--------------------------------------------------------------------------------------------------------------------------------

NET LOSS                                                                $    (38,412,491) $      (6,072,071) $     (47,442,947)
================================================================================================================================

BASIC AND DILUTED LOSS PER COMMON SHARE                                 $          (1.19) $           (0.31) $           (2.83)
================================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED IN CALCULATION                   32,326,988         19,622,578         16,747,215
================================================================================================================================

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                                             Cumulative
                                                                                For the Years Ended          period from
                                                                                     December 31             February 10,
                                                                                                            1997 (Date of
                                                                                                             Inception)
                                                                                 2001          2000       to Dec. 31, 2001
---------------------------------------------------------------------------------------------------------------------------
CASH FROM OPERATING ACTIVITIES
Net loss                                                                    (38,412,491)      (6,072,071)     (47,442,947)
Adjustments to reconcile net loss to net cash from operations
          Dry well expense                                                             -                -          722,210
          Depreciation, amortization and write downs                          34,657,482        3,160,418       37,818,495
          Accrued interest on notes payable                                      234,096          134,086          368,182
          Issuance of shares for services                                        963,729          397,829        1,361,558
          Issuance of warrants for services                                            -          343,744          343,744
          Re-issue of founders shares                                            106,500                -          106,500
          Investment in joint ventures                                            16,720                -           16,720
          Exchange rate loss                                                      27,353           30,891           62,330
          Loss on disposition of assets                                            1,993        (687,565)        (684,239)
  Changes in assets and liabilities
          Accounts receivable                                                     46,199         (63,475)         (38,560)
          Prepaid expenses and deposits                                           33,986         (49,803)         (39,743)
          Accounts receivable - related parties                                    2,843           29,225                -
          Accounts payable                                                       435,859        (232,037)        1,336,627
          Accounts payable - related parties                                     153,088                -          153,088
          Accrued expenses                                                      (10,695)           52,604           74,742
---------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                     (1,743,338)      (2,956,153)      (5,841,293)
CASH USED IN INVESTING ACTIVITIES
          Acquisition of property and equipment                                 (18,257)         (97,374)        (119,405)
          Other                                                                        -                -        (788,188)
---------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES                                        (18,257)         (97,374)        (907,593)
CASH FROM FINANCING ACTIVITIES
          Proceeds from (payments to) notes payable - related parties           (26,983)         (13,143)          531,933
          Proceeds from (payments to) notes payable                                9,118          492,040          823,519
          Net proceeds from convertible debt                                           -        2,137,500        2,137,500
          Sales of common stock                                                1,769,500          540,999        2,954,510
           Other                                                                       -                -          402,500
                                                                        --------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                                       1,751,635        3,157,396        6,849,962
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                         (27,353)         (30,891)         (62,330)
NET CHANGE IN CASH                                                              (37,313)           72,977           38,746
CASH AT BEGINNING OF PERIOD                                                       76,059            3,082                -
                                                                        --------------------------------------------------

CASH AT END OF PERIOD                                                          $  38,746   $       76,059  $        38,746
===========================================================================================================================


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                        SYNERGY TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                        --------------------------------------------------------------------------------------------
                                                                                      DEFICIT
                                                                    ADDITIONAL      ACCUMULATED       UNEARNED           TOTAL
                                           SHARES       AMOUNT       PAID IN          DURING        COMPENSATION     STOCK-HOLDERS'
                                                                     CAPITAL        DEVELOPMENT                     EQUITY (DEFICIT)
                                                                                       STAGE
                                        --------------------------------------------------------------------------------------------
INCEPTION TO DECEMBER 31, 1999
Shares issued in recapitalization           2,549,500      5,099         (5,099)               -                -                  -
Issuance of shares for services             4,740,963      9,482         547,456               -                -            556,938
Issuance of shares for cash                 4,090,007      8,180         635,830               -                -            644,010
Other                                         608,857      1,219         306,268               -                -            307,487
Losses                                              -          -               -      (2,958,385)               -        (2,958,385)
                                        --------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1999               11,989,327    $23,980      $1,484,455    $ (2,958,385)                       $(1,449,950)

Cancellation of founders shares             (496,736)          -               -               -                -                  -
Issuance of shares for cash                   710,000      1,420         353,580               -                -            355,000
Issuance of shares for royalty                500,000      1,000       1,061,500               -                -          1,062,500
Issuance of stock options                           -          -         981,330               -                -            981,330
Issuance of warrants for services                   -          -         343,744               -                -            343,744
Issuance of convertible debt                        -          -       2,137,500               -                -          2,137,500
Issuance of shares from escrow             14,943,510     29,887      37,998,357               -                -         38,028,244
Warrants for stock                            431,000        862         430,138               -                -            431,000
Issuance of shares for services             1,359,063      2,718         890,919               -                -            893,637
Options exercised                             105,000        210         104,790               -                -            105,000
Unearned compensation                               -          -               -               -          (89,770)          (89,770)
Net loss for the year                               -          -               -      (6,072,071)               -        (6,072,071)
                                        --------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2000            29,541,164      $ 60,077  $ 45,786,313       $(9,030,456)       $ (89,770)      $ 36,726,164

Units for stock - debenture                 1,000,000      2,000         998,000               -                 -         1,000,000
Units for stock - cash                        264,000        528         263,472               -                 -           264,000
Options exercised                               5,500         11           5,489               -                 -             5,500
Re-issue of founders shares                   157,143        300         106,200               -                 -           106,500
Issuance of stock options                           -          -         120,000               -                 -           120,000
Shares for services                           893,154      1,786         858,443               -                 -           860,229
Issuance of shares for cash                 2,315,382      4,631       1,495,369               -                 -         1,500,000
Unearned compensation                               -          -               -               -            75,891            75,891
Net loss for the year                               -          -               -     (38,412,491)                -      (38,412,491)
                                        --------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001               34,176,343    $69,333     $49,633,286    $(47,442,947)         $(13,879)       $2,245,793
                                        ============================================================================================


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDARIES
                          (A DEVELOPMENT STAGE COMPANY)
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments - The amounts reported as cash, receivables, accounts payable, and accrued liabilities are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management at the time of preparation of the financial statements. For the purpose of the statement of cash flows, cash and cash equivalents are defined as demand deposits as well as other funds with original maturities of three months or less.

Foreign Currency Translation - Exchange gains and losses from holding foreign currencies and having liabilities paid in foreign currencies are included in the results of operations.

Property and Equipment - Property and equipment are reported at cost. Minor repairs, enhancements, and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Major categories of property and equipment and estimated useful lives are as follows:


Estimated Useful Life
---------------------

Furniture and fixtures              3-5 years

Computer equipment                  2 years


Intangibles - Intangible assets will be amortized over the estimated useful life of the asset which will be determined at the time of commencement of their commercial application. Each respective technology has patents in effect for a 17-19 year period. No amortization expense has been recorded on these amounts for 2001 or prior periods.

Basic and Diluted Loss Per Share - Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share.

NOTE 2 - UNCERTAINTY ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

The Company is in the development stage and has not realized any revenues, has incurred losses and had negative cash flows from operations in 2001 and each year since its inception. The Company's efforts have been focused on the development of its technologies and raising capital necessary to finance its development and administrative activities. To date, a substantial portion of its activities have been paid for by the issuance of common shares, options and warrants.

Synergy's business is the development and licensing of technologies related to the oil and gas industry. Synergy's efforts are directed to the commercial application of technologies in two areas:

     1. technologies for the conversion of stranded natural gas into synthetic naphtha and diesel ( GTL), including Syngen, a cold plasma technology to produce hydrogen rich streams from natural gas, PLG, gasoline and diesel; and
     2.  technologies for the upgrading of heavy oil to lighter oils (CPJ).

Syngen and GTL technologies

The Company acquired the remaining interest in a subsidiary owning the Syngen technology and other associated assets during 2000 through the issue of shares with an ascribed value of $38,028,244. The Company is pursuing several initiatives to complete the commercial application of the Syngen technology. In particular, through Drake Synergy Petroleum Limited, a joint venture in Nigeria, the Company is pursing opportunities to participate in a plant utilizing some of its GTL technologies including Syngen. The construction or other participation in a plant to utilize the GTL technologies would require considerable additional financing. The Company and its joint venture partner are in the process of negotiating various operating and construction agreements. The Company believes that the successful completion of these agreements is necessary before it would be possible to obtain the financing necessary to construct or otherwise participate in a plant. The completion of licensing or other arrangements may also require additional capital and may take considerable time to complete. The Company's ability to recover the amounts recorded for the Syngen technology are dependent on its ability to construct or otherwise participate in a plant using the technology, or to enter into licensing or other arrangements for the use of the technology. As at December 31, 2001 the Company determined that the cash flows expected to be received through the construction of a plant, licensing or other arrangements cannot be supported by sufficient objectively verifiable information to satisfy the requirements of the applicable asset impairment tests. Accordingly, the net book value of the Syngen technology and other associated assets has been written down to $3.5 million representing the value of the associated pilot plants, fuel cells, catalysts and associated patents. The Company continues to actively pursue the initiatives related to Syngen technology.

CPJ

The Company's efforts to further develop its CPJ technology have been conducted primarily through its 50% owned joint venture, Carbon Resources Limited (Carbon). Subsequent to December 31, 2001 the Company acquired the remaining 50% interest in Carbon. The Company currently owns a test facility and is in discussions with oil and gas producers to construct a commercial scale facility utilizing the CPJ technology. The Company's ability to recover its investment in the CPJ technology and Carbon are dependent on its ability to enter into arrangements for the construction of commercial scale facility, the licensing of the technology or other arrangements, each of which may require the raising of additional capital and may take considerable time to complete.

Uncertainty Regarding Future Operations
---------------------------------------

The conditions described above raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course, which would require the raising of additional capital sufficient to finance its development activities and administrative costs. However, there can be no assurance that the Company will be able to raise the necessary additional capital or successfully complete the development of its technologies. If these assumptions were determined to no longer be appropriate and the going concern basis would no longer be appropriate and the assets and liabilities would be adjusted to their liquidation values.


NOTE 3 - INVESTMENTS, ACQUISITIONS AND TECHNOLOGY DEVELOPMENT

Investments reported on the Consolidated Balance Sheet of the Company include the following:

                                                                            December 31,          December 31,
                                                                                   2001                  2000
                                                                    --------------------  --------------------
Investment in SynGen Technology and associated assets
(See Note 3(a) below)                                               $          3,500,000  $         38,028,244

Investment in CPJ Technology and associated assets
(See Note 3(b) below)                                                          1,432,500             1,062,500

Investment in private U.S. corporation                                         1,000,000             1,000,000
                                                                    --------------------  --------------------

                                                                    $          5,932,500  $         40,090,744
                                                                    ====================  ====================

(a) SynGen: During 2000, the Company completed the acquisition of the shares of the company holding the Syngen technology and associated assets for consideration including the issue and release from escrow of 14,943,510 common shares of Synergy to Laxarco Holdings Limited ("Laxarco"). The shares were ascribed a value of $2.5448 per share on the basis of the five-day average closing price of the Company's shares. The aggregate value of the shares issued, $38,028,244, was allocated to the Syngen technology rights and associated assets.

As at December 31, 2001 the Company determined that the cash flows expected to be received through the construction of a plant, licensing or other arrangements had not been achieved. Accordingly, the net book value of the Syngen technology and other associated assets has been written down to $3,500,000 representing the value of the associated pilot plants, fuel cells, catalysts and associated patents. The Company continues to actively pursue the initiatives related to Syngen technology as indicated above.

Upon the completion of the acquisition of the Syngen technology and associated assets in 2000, the Company moved to complete the divesture of its interest in Stone Canyon Resources Inc. to Stone Canyon Resources Limited, a related party. On October 19, 2000 the Company agreed to transfer its interest in Stone Canyon Resources Inc. and to issue a promissory note to Stone Canyon Resources Ltd. with a principal amount of $1,000,000 bearing interest at the Bank of America's prime lending rate less 1% due and payable three years from the date of issue. The shares of Stone Canyon Resources Inc. were transferred to Stone Canyon Resources Ltd. This series of transactions resulted in a loss on disposition of $945,194 being recorded in 2000.

(b) CPJ: During the fiscal year ended December 31, 2000, the Company and technology development partner Texas T Petroleum Ltd. renegotiated the royalty agreement with the Inventor of the CPJ technology, Dr. Pierre Jorgensen which resulted in the execution of an Amended and Restated Technology Transfer Agreement on September 25, 2000 by the Company, Carbon, Jorgensen and Capital Reserve Corporation, an affiliate of Texas T Petroleum Ltd. Under the terms of this amended and restated agreement Dr. Jorgensen agreed to reduce his royalty to five percent of the net proceeds realized from the licensing and/or sublicensing of the CPJ technology and was issued 500,000 shares of common stock of the Company and 500,000 shares of common stock of Capital Reserve Corporation. The 500,000 shares of the Company issued to Dr. Jorgensen in respect of the royalty reduction were recorded on the balance sheet as an investment in the amount of $1,062,500 which amount represents a fair market value for the issued shares of $2.125 per share, which was the closing price on the Company's common shares traded on the Over the Counter Bulletin Board on the date of the agreement.

During the year ended December 31, 2001, the Company recorded a liability of $370,000 to the inventor, Dr. Jorgensen, based on the amended royalty agreement signed in fiscal 2000, whereby, Dr. Jorgensen was to receive proceeds of not less than $250,000 from the sale of 100,000 shares of Synergy Technologies Corporation by February 28, 2001 and an additional $250,000 from the sale of a further 100,000 shares by February 28, 2002. As of December 31, 2001, Dr. Jorgensen had not sold any of the shares and therefore, based on the closing stock price of $0.65 per share, the difference in net proceeds is $370,000.

(c) Joint Ventures: The company has a 50% interest in two corporate joint ventures, each of which is accounted for by the equity method of accounting, except that the financial statements of Carbon were consolidated up to November 1, 2000.

On October 20, 2000, Texas T Petroleum Ltd. fulfilled the terms of an agreement and acquired a 50% interest in Carbon and thereby a 50% interest in the CPJ technology. In accordance with the terms of the June 26, 1999 agreement, Synergy transferred a 50% interest in Carbon to Texas T Petroleum Ltd. effective November 1, 2000 and Texas T Petroleum Ltd. issued a total of 2,000,000 Units of its common stock to Synergy. The 2,000,000 Units of Texas T Petroleum Ltd. issued to Synergy represent a 9% interest in Texas T Petroleum Ltd. The proceeds of $1,000,000 (2,000,000 Units of Texas T Petroleum Ltd.), received on the disposition of the 50% interest in Carbon exceeded the carrying value of the associated net liabilities by $1,747,402. Only the portion of the gain in excess of the remaining carrying value in Carbon was included in income at the time of the disposition. The amount of the deferred gain was subsequently reduced by the amount of the Company's 50% interest in the post disposition losses of Carbon of $51,662 during 2000 and $494,503 during 2001 (Synergy's portion - $25,831 and $247,252 respectively).

Investment in Carbon as at December 31, 2001:

                                                                                   2001                        2000
   --------------------------------------------------------------------------------------------------------------------------
       o  Shares of Carbon
            o  2,500 shares valued at Cyprus 1.00 per share               $          5,029                     5,029
       o  Advances to Carbon                                                       712,937                   677,818
       o  50% of net liabilities of Carbon                                        (815,456)                 (568,204)
       o  Deferred gain in disposition of shares                                         -                  (114,643)
                                                                          ---------------------------------------------------
                                                                          $        (97,490)         $              -
   --------------------------------------------------------------------------------------------------------------------------


On February 7, 2001, Synergy and Drake Oil Limited entered into a joint venture in Nigeria, Africa to carry on in Nigeria and other parts of Africa all such acts and things incidental to the adaptability and application of the proprietary process known as GlidArc, which converts associated natural gas into synthetic gas, together with Fischer-Tropsch technology used for the conversion of synthetic gas into liquid hydrocarbons, and also to utilize any other gas-to-liquids conversion technology.

Investment in Drake Synergy Petroleum as at December 31, 2001:

                                                                                  2001
   ----------------------------------------------------------------------------------------
       o  Shares of Drake Synergy Petroleum Ltd.
             o  2,500,000 shares valued at Naira 1.00 per share
                                                                       $          22,104
       o  Advances to Drake Synergy Petroleum                                    110,294
       o  50% of net liabilities of Drake Synergy Petroleum                     (51,630)
                                                                       --------------------
                                                                       $         80,768
   ----------------------------------------------------------------------------------------

NOTE 4 - RELATED PARTY TRANSACTIONS


     (a) During the year ended December 31, 2001, the Company and its subsidiaries were charged a total of $196,210 (2000: $146,919) in consulting fees by Glidarc Technologies Inc. (a Texas corporation) for process management services and technical personnel. Mr. Thomas Cooley, an officer of Glidarc Technologies, is also the Company's Chief Executive Officer and a member of the Board of Directors. Mr. Cooley also serves on the Board of Directors of Syngen Technologies Limited, a wholly owned subsidiary of the Company, and Carbon, the Company's 50% joint venture. At December 31, 2001 an amount of $30,783 (2000:
         $23,515) relating to services provided by Glidarc Technologies remained due and payable to Glidarc.

     (b) During the year ended December 31, 2001, the Company was charged $138,674 (2000: $15,083) for consulting services and reimbursement of actual expenses by Huntingtown Associates LLC (a Connecticut corporation) of which Mr. Baumert is the sole proprietor. Mr. Baumert is a member of the Company's Board of Directors. Huntingtown Associates charges consulting services provided by Mr. Baumert at a rate of $1,500 per day plus expenses. At December 31, 2001 an amount of $25,631 (2000:
         $7,230) remained due and payable to Huntingtown Associates.

     (c) Under terms of an agreement, dated October 19, 2000, between Synergy and Stone Canyon Resources Ltd. (SCRL) where SCRL acquired a 100% interest in Stone Canyon Resources Inc., Synergy issued a $1,000,000 promissory note to SCRL which remained due at December 31, 2000. During the year ended December 31, 2001, the Company converted the promissory note issued to Stone Canyon Resources Ltd. in the amount of $1,000,000 into units of Synergy stock and warrants (Note 9(a)). Stone Canyon Resources Ltd. shared a common Director, Jacqueline Danforth until her resignation on June 15, 2001.

     (d) During the year ended December 31, 2001, various officers and directors subscribed to the private placement offering as described in Note 9(g) in the amount of $114,415 for 176,023 units.

NOTE 5- RECEIVABLES

Certain expenses for services rendered and supplies acquired in Canada are subject to a federal Goods and Services Tax of 7% which is refundable to the Company at fiscal year end. This amount is refundable to the Company in Canadian Dollars upon filing of a GST return. Total receivables of $38,560 include a GST refund due to the Company of $5,873, as well as certain other receivables totaling $32,687.

NOTE 6 - CURRENT  LIABILITIES

     (a) Notes payable include $2,250,000 resulting from the private placement of convertible promissory notes commenced on May 25, 2000. The notes carry a term of five (5) years, bearing interest at a rate of 10% per annum, and are convertible into units of Synergy at $3.00 per Unit, each promissory note unit consisting of one share of common stock, a warrant to purchase one share of common stock at $4.00 per share and another warrant to purchase an additional share of common stock at $8.00 per share. During the first two years from the date of issuance interest on the Notes compounds annually on the principal amount of the loan and continues for each year thereafter. During the initial two-year period the interest on the Notes accrues but is not payable until the fifteenth day following each two-year period. After the initial two year period, interest shall accrue on a quarterly basis and be payable on the fifteenth day following the end of each calendar quarter. Terms of the notes further state that any and all interest accrued on any notes converted within two years from the date of issuance will be forgiven.

     (b) Convertible promissory note's interest in the amount of $368,182 has been accrued to December 31, 2001 and included on the Consolidated Balance Sheet as Accrued interest on notes.

NOTE 7 - LONG TERM LIABILITIES

     (a) Notes payable include $135,223 representing cash advances from Stone Canyon Resources Ltd. in respect of general operations. This amount has no set terms of repayment.

NOTE 8 - INCOME TAXES

The Company did not have a current or deferred provision for income taxes for the years ended December 31, 2001 and 2000. Deferred tax assets comprise of the following at December 31, 2001 and 2000.



                                             2001                   2000
                                   --------------------------------------------

Operating loss carry forwards       $         3,279,671  $           2,098,521
Organizational costs                                  -                      -
Less: Valuation allowance                    (3,279,671)            (2,098,521)
                                   --------------------------------------------
Net Deferred Tax Asset              $                 -  $                   -
                                   ============================================



The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes for the years ended December 31:



                                              2001                  2000
                                    -------------------------------------------

Tax benefit at statutory rate (34%)  $      (13,060,247)  $        (2,064,504)
Non-deductible expenses                           69,641             1,154,306
State taxes, net of federal benefit          (1,260,853)              (88,343)
Offshore rate differential                    13,070,309                     -
Deferred tax asset valuation change            1,181,150               998,541
                                    -------------------------------------------
Total Income Tax Benefit             $                 -  $                  -
                                    ===========================================

NOTE 9 - COMMON STOCK

     (a) During the fiscal year ended December 31, 2000, the Company offered to certain subscribers under a previous Rule 504 private placement the option of canceling the warrant portion of the subscribed for 504 Units and participating in an offering of New Units, with each New Unit consisting of a share of common stock and a warrant to purchase an additional share for $3.50, exercisable at any time two years from the time of subscription. The price of these New Units is $1.00, which is the same price as the share purchase warrants that have been canceled. Prior to the expiration date, 1,264,000 units were converted by the way of cash for $264,000 and the conversion of the outstanding promissory note to Stone Canyon Resources Ltd. in the amount of $1,000,000 (Note 4(c)).

     (b) In August 2000, the Company canceled a total of 1,642,858 shares originally issued to certain founding shareholders of the Company due to the fact that the Company believed adequate consideration had not been given for such shares at the time of issue. As a result of claims by the founding shareholders and associated negotiations, the Company entered into agreements with certain founding shareholders effective October 31, 2000 whereunder a total of 1,146,122 shares were reinstated. Of a total of 1,146,122 shares reinstated, 179,016 shares were reinstated to Stone Canyon Resources Inc., its employees and related entities, to provide compensation for development and exploration investments lost as a result of certain undisclosed lease expiration dates.


         During 2001, an additional 150,000 of the 263,910 Knight's and Duncan's shares were re-issued with a value of $106,500 based on the average trading value of the stock from the date of issuance. An additional 103,650 shares were issued in the year 2002. (See Note 11-Knights and Duncans.)

     (c) During 2001, 88,010 shares were issued to a certain investment firm for financial advisory services. The shares are recorded in the Consolidated Statement of Operations under the General and administrative category at the average trading value of the stock prior to the date of execution of the agreement. A value of $75,000 is recorded in the Statement of Operations relating to these transactions.

     (d) During 2001, 370,144 shares were issued pursuant to an S-8 registration under the 2001 Employee Stock Option and Award Plan for fees related to various employees and consultants for services rendered. The shares were issued at an average trading value of $0.90.

     (e) During 2001, 375,000 shares were issued to a certain investment firm for investor relation and promotional support. The shares are recorded in the Consolidated Statement of Operations under the General and administrative category at the value of the stock on the date of execution of the agreement. A value of $397,500 is recorded in the Statement of Operations relating to these transactions.

     (f) During 2001, 60,000 shares were issued to a third party for assignment of patents related to the Syngen technology. The shares are recorded under Technology with a value of $54,600 based on an average share price of $0.91 per share.

     (g) During 2001, Cash proceeds of $1,500,000 were received on the issue of 2,215,382 Units at $0.65 per Unit and 100,000 Units at $0.60 per Unit pursuant to an offering commenced during the second quarter of 2001. Each Unit consists of a share of common stock and a warrant to purchase an additional share for $1.30, exercisable at any time two years from the time of subscription.

     (h) In December 1999, the Company commenced a private placement of its common stock, each Unit consisting of one share of common stock and one warrant exercisable for a period of one year from the date of issuance at $1.00 per share. A total of 53,000 Units were sold to the end of December 31, 1999. In January 2000, an additional 10,000 Units under this offering were sold for total proceeds of $5,000, and the offering was closed. As at December 31, 2001 all share purchase warrants, which remained unexercised, had expired.

     (i) On January 14, 2000, a Financing and Security Agreement was entered into by and among Stone Canyon Resources Ltd., and the Company (collectively the "Borrowers") and James E. Nielson and Wood River Trust and Caribbean Overseas Investments Ltd. (collectively the "Lenders"), in regard to a loan to Stone

         Canyon Resources Ltd. in the amount of $350,000 for allocation towards development of the 4 bbl per day SynGen demonstration plant. Stone Canyon Resources Ltd. agreed to hold in trust an equal amount of funds receivable by way of a refund from Natural Resources Canada as collateral for a period of ninety days following the initial start up of the SynGen demonstration plant, at which time the Lenders may choose either (i) to convert the loaned amount into 700,000 Units of Synergy, at which time an amount of $350,000 would be due to Synergy from the Stone Canyon Resources Ltd. as consideration for the units; or (ii) a release of the funds held in trust in an amount equal to the principal balance and all accrued interest therein, with any additional trust funds to be released to Stone Canyon Resources Ltd. Each Unit consisted of one share of common stock of Synergy and one warrant to purchase an additional share of common stock for $1.00 per share. During the year 2000, the lenders advised the Company of their election to convert the loaned amounts to Synergy Units. As a result 700,000 shares of common stock were issued during the year ended December 31, 2000, along with warrants to purchase an additional 700,000 shares. As of December 31, 2001 the warrants remained outstanding.

     (j) On May 25, 2000, the Company commenced a private placement of up to $2,250,000 of its convertible promissory notes (the "Notes"). The Notes are convertible into Promissory Note Units of the Company, with each promissory note unit comprised of one share of common stock, a warrant to purchase one share of common stock at $4.00 per share and another warrant to purchase an additional share of common stock at $8.00 per share, at the price of $3.00 per Promissory Note Unit. As of July 26, 2000 the private placement was fully subscribed and closed. The net proceeds were allocated between the beneficial conversion feature (ie. the warrant) and the promissory notes based on their relative fair values. The fair value of the Promissory Note Units was determined using the fair value of the underlying common stock and the warrants on the commitment date. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 169%, risk-free interest rate of 6.38% and estimated life of two years. The beneficial conversion feature was allocated all of the net proceeds resulting in a discount on the Notes of $2,250,000. Since the Notes are convertible upon issuance, the discount was immediately amortized and resulted in amortization expense of $2,250,000. The Company used the services of Belle Haven Investments L.P. as selling agent for the private placement. Belle Haven received a cash commission of five percent (5%) of every Note sold. Belle Haven also received a warrant to purchase up to 52,666 Promissory Note Units at the exercise price of $3.00 per Unit. The Company also issued warrants for 32,000 Promissory Note Units to other individuals for finders' fees in completing this private placement.

     The following table summarizes the warrants issued, exercised and expired during the two year period ended December 31, 2001:

Balance at December 31, 1999                                                              1,863,000
Warrants issued during the period
        At $1.00 per share                                                                  710,000
        At $3.00 per Unit                                                                    84,666
Warrants exercised during the period, $1.00 per share                                     (431,000)
Warrants cancelled during the period, $1.00 per share                                   (1,264,000)
Warrants expired unexercised during the period, $1.00 per share                            (48,000)
                                                                                --------------------
                                                                                --------------------
Warrants to purchase common shares, balance at December 31, 2000                            914,666
Warrants issued during the period
        At $1.30 per share  (Note 9(g))                                                   2,315,382
        At $3.50 per share (Note 9(a))                                                    1,264,000
Warrants expired unexercised during the period, $1.00 per share                           (130,000)
                                                                                --------------------

Warrants to purchase common shares, balance at December 31, 2001                          4,364,048
                                                                                ====================

STOCK OPTIONS

The Company has five stock option plans as follows:

o   1998 Directors and Employees Stock Option Plan (Plan "A");

o   1999 Directors and Employees Stock Option Plan (Plan "B");
o   1999 Directors and Advisory Board Members Stock Option Plan (Plan "C");
o   2000 Employees Stock Option and Stock Award Plan (Plan "D"); and,
o   2001 Employees Stock Option and Stock Award Plan (Plan "E")

The following table will summarize options and awards granted, and options and awards available for grant for the year ended December 31, 2001:

                                                  Plan A        Plan B          Plan C         Plan D        Plan E
                                                   1998          1999            1999           2000          2001
                                               ------------- -------------- -------------- -------------- --------------
Total shares authorized under plan:                 900,000      1,000,000      1,100,000      1,500,000      1,000,000
Options/awards granted:
      Employees                                     250,000        340,000              -        131,573         30,907
      Directors                                     400,000        425,000        400,000         36,315        106,674
      Non-employees, consultants                    250,000        200,000              -      1,316,175        232,563
      Advisory Board members                              -              -        500,000              -              -
                                               ------------- -------------- -------------- -------------- --------------
Total options granted                               900,000        965,000        900,000      1,484,063        370,144
Expired or cancelled (a)                                  -         35,000        200,000         15,937              -
                                               ------------- -------------- -------------- -------------- --------------
Available for grant at December 31, 2001                  -              -              -              -        629,856
                                               ============= ============== ============== ============== ==============


(a)     Employees:


         (i) 35,000 employee stock options granted to various employees, under the 1999 Directors and Employees Option Plan, expired or were cancelled.

         (ii) 200,000 stock options issued to Mr. Gradek were cancelled upon settlement of his legal claim.

         (iii) 15,000 options granted under the 2000 Employees Stock Option and Stock award Plan expired and an additional 937 were cancelled.


(b)     Non-employees and consultants:


         (i) During 2001, 100,000 options were granted to the Company's new legal counsel, Burg Simpson Eldredge Hersh Jardine PC, 50,000 options were granted to a member of the advisory board for consulting services; 407,658 options were granted to Huntingtown Associates LLC (a Connecticut corporation) of which Mr. Baumert is the sole proprietor. Mr. Baumert is a member of the Company's Board of Directors; 235,000 options were granted to a third party investment firm for services to be provided over the next two years. All of these grants were issued outside of all Company stock option plans and have a strike price of $1.00.

         (ii) The options granted to non-employees and advisory board members are accounted for by the fair value method. The aggregate fair value of options granted and shares issued during the year ended December 31, 2001 was $120,000, of which $109,475 was charged to earnings in the current year. The remaining $10,525 was deferred until future periods. The fair value of the options was determined by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, weighted average expected volatility of 18.16%, weighted average risk-free interest rate of 4.25% and expected life of 2 years.

The following table summarizes the status of the Company's stock options (excluding stock awards) and changes thereto during the year ended December 31, 2001:

                                                                                         WEIGHTED AVERAGE
                                                                 SHARES                   EXERCISE PRICE
                                                        -------------------------     -----------------------

Balance at December 31, 1999                                                   -                           -
    Granted during year                                                3,035,000                        1.10
    Canceled during year                                               (135,000)                        2.03
    Exercised during year                                              (105,000)                        1.00
                                                        -------------------------     -----------------------
Outstanding at end of year, December 31, 2000                          2,795,000         $              1.05
                                                        -------------------------     -----------------------
    Granted during period                                                325,000                        1.31
    Cancelled during period                                            (335,000)                        1.10
    Exercised during period                                              (5,500)                        1.00
                                                        -------------------------     -----------------------
Outstanding at end of year, December 31, 2001                          2,779,500         $              1.08
                                                        =========================     =======================
Options exercisable at end of year                                     2,505,998                        1.06
  Weighted average fair value of options                                                 $              0.63
  Weighted remaining contractual life                                                             5.57 years
  Range of exercise prices                                                               $       1.00 - 1.56




The Company measures compensation to employees under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation for options to outside directors is measured using the fair value method set forth under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the Company's options granted to employees been determined based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, net loss and loss per share would have increased to the pro forma amounts indicated below:

                                                FOR THE FISCAL YEARS ENDED      CUMULATIVE FROM (DATE OF
                                                       DECEMBER 31,                   INCEPTION) THROUGH
                                                    2001            2000               DECEMBER 31, 2001
                                              -----------------------------------------------------------
NET LOSS:
AS REPORTED                                   $   38,412,491    $ 6,072,071          $      47,442,947
PRO FORMA                                     $   38,616,741    $ 6,650,691          $      48,225,817
BASIC AND DILUTED LOSS PER SHARE:
AS REPORTED                                   $        1.19     $      1.31          $            2.83
PRO FORMA                                     $        1.19     $      1.34          $            2.88
                                              ===========================================================


NOTE 10 - COMMITMENTS AND CONTINGENCIES


(a) Operating Lease - Effective September 1, 2000, the Company entered into a five-year non-cancelable lease which provided for monthly lease payments, including operating costs, of $19,171. A portion of the lease payments are invoiced monthly to Carbon Limited, a 50% owned subsidiary of the Company, for use of laboratory and office space. Minimum future rental payments under this lease with remaining terms in excess of one year are as follows:

2002     230,052
2003     230,052
2004     230,052
2005     153,368

There are no outstanding legal matters as of the date of filing of this document. Refer to Note 11.

NOTE 11 - OTHER EVENTS

Mr. Barry Coffey

Effective January 1, 2002, the Board of Directors approved the appointment of Mr. Barry Coffey to the position of Chief Executive Officer. Mr. Coffey replaces acting CEO Thomas T. Cooley who has now returned to his primary focus as Chief Technology Officer.

Mr. John Gradek

On January 2, 2002 an agreement was made between the Company and Mr. Gradek in relation to the claim filed with the American Arbitration Association. As a result, Mr. Gradek will receive cash consideration in the amount of $100,000 payable in two installments of $50,000 each payable on February 14, 2002 and May 1, 2002 as well as 150,000 shares of common stock of Synergy issued in increments of 15,000 shares each on the first of each month effective February 1, 2002 until November, 2002. A value of $208,000 has been recorded under Accounts Payable on the Consolidated Balance Sheet representing the fair value of the stock at December 31, 2001 of $0.72 per share for $108,000 plus cash consideration of $100,000.


Knights and Duncans

On January 11, 2002 an agreement between the Company and Richard and Anita Knight and Tedd and Mary Duncan was settled. The Company agreed to issue a total of 395,865 shares of Synergy common stock. Of the total shares issuable, 53,650 shares will be issued from treasury and the remaining shares will be contributed from founding shareholders based on the original agreement with founding shareholders. In addition to this, a cash payment of $11,451 was made for legal fees.

Carbon Resources Ltd.

On December 20, 2001, Synergy entered into an agreement with Texas T Petroleum Ltd., Capital Reserve Corporation, Pierre Jorgensen and Carbon Resources Limited to purchase the remaining 50% of Carbon Resources Limited from Texas T Petroleum Ltd. The agreement was subject to various regulatory approvals that were received in the early part of 2002. As of December 31, 2001 the Company's investment remained recorded under the currently applied Equity Accounting Method. The details of the agreement are as follows:

         1) Texas T will transfer to Synergy all of its right, title and interest in and to the Carbon stock.

         2) Synergy will issue to Texas T 400,000 shares common stock of Synergy.

         3) Synergy will also issue in the name of Texas T 1,900,000 common shares of Synergy and deliver the stock to an escrow agent to be held pursuant to an escrow agreement.

This transaction was finalized on March 4, 2002.

Dr. Pierre Jorgensen


On March 4, 2002, Synergy entered into a new agreement with Pierre Jorgensen upon the successful closing of the purchase and sale of Carbon Resources Limited with Texas T Petroleum Ltd. This agreement replaces the Amended and Restated Technology Transfer Agreement dated September 25, 2000. The following is a list of items related to this agreement:

         1) Synergy will issue to Mr. Jorgensen 500,000 shares of Synergy common stock to replace the 500,000 shares of Capital Reserve shares that were returned to Texas T Petroleum Ltd.

         2) Synergy will issue 1,491,334 shares of Synergy common stock to Mr. Jorgensen with a value of $0.60 per share in order to fulfill the payment obligation to the amount of $1,000,000, resulting from the Amended and Restated Technology Transfer agreement dated September 25, 2000 of which $500,000 is recorded in the financial statements as of December 31, 2001 and the additional $500,000 is based on the revised agreement dated March 4, 2002 whereby Synergy assumes the obligations of Texas T Petroleum Ltd. This amount of shares has been reduced based on the amount of cash and shares remaining in Mr. Jorgensen's account from his initial 200,000 shares issued to him in September 2000.

         3) An additional $100,000 will be paid to Mr. Jorgensen as recognition of late payment of his original $1,000,000 agreement.


Special Meeting

                  On February 18, 2002, Synergy held a special meeting of shareholders to consider and act upon (i) an amendment to Synergy's Articles of Incorporation to increase the number of shares it is authorized to issue from 50,000,000 shares of common stock to 100,000,000 shares of common stock and (ii) adopt a stock option plan titled the 2002 Stock Option Plan. The meeting was held at Synergy's offices in Calgary, Alberta. There were 27,580,445 shares represented at the meeting either by shareholders attending in person or by proxy. The votes for each of the matters at this meeting were as follows:


                    Item                                      Votes For         Votes Against    Votes Withheld
         1.  Amendment of Articles of Incorporation           26,970,478             285,180            324,787
         2.  Adoption of 2002 Stock Option Plan               21,021,366             391,895          6,167,184

                        SYNERGY TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                 AS AT                       AS AT
                                                                             JUNE 30, 2002             DECEMBER 31, 2001
                                                                              (UNAUDITED)
                                                                    --------------------------- ----------------------------
CURRENT ASSETS
       Cash                                                         $                    5,384  $                    38,746
       Receivables (Note 5)                                                             24,543                       38,560
       Prepaid expenses                                                                 78,357                       39,727
                                                                    --------------------------- ----------------------------
       TOTAL CURRENT ASSETS                                                            108,284                      117,033

INVESTMENTS (Note 3)
       SynGen Technologies                                                           3,500,000                    3,500,000
       CPJ Technologies                                                              5,064,099                    1,432,500
       Investment in Private US corporation                                                  -                    1,000,000
                                                                    --------------------------- ----------------------------
                                                                                     8,564,099                    5,932,500
       Investment in joint venture (Note 3(c))                                          59,720                       80,768
                                                                    --------------------------- ----------------------------

       TOTAL INVESTMENTS                                                             8,623,819                    6,013,268

 Office equipment and computers, net of accumulated
 depreciation of $64,836                                                                59,199                       59,780
                                                                    --------------------------- ----------------------------
TOTAL ASSETS                                                        $                8,791,302  $                 6,190,081
                                                                    =========================== ============================


CURRENT LIABILITIES
       Accounts payable                                             $                  791,360  $                 1,018,649
       Accrued expenses (Note 6(a))                                                    454,243                       74,744
       Notes payable (Note 6(b))                                                       290,000                    2,250,000
       Accrued interest on notes (Note 6(c))                                           250,425                      368,182
                                                                    --------------------------- ----------------------------
       TOTAL CURRENT LIABILITIES                                                     1,786,028                    3,711,575

LONG TERM LIABILITIES
       Notes payable (Note 7)                                                        1,005,000                      135,223
       Investment in joint venture                                                           -                       97,490
                                                                    --------------------------- ----------------------------
                                                                    --------------------------- ----------------------------
       TOTAL LIABILITIES                                                             2,791,028                    3,944,288

STOCKHOLDERS' EQUITY
       Common stock, $0.002 par value, 100,000,000 shares
       authorized, 43,781,328 shares issued and outstanding                             88,543                       69,333
       Additional paid in capital                                                   56,839,509                   49,633,286
       Deferred compensation                                                                 -                     (13,879)
       Deficit accumulated during development stage                               (50,927,778)                 (47,442,947)
                                                                    --------------------------- ----------------------------
                                                                    --------------------------- ----------------------------
TOTAL STOCKHOLDERS' EQUITY                                                           6,000,274                    2,245,793

                                                                    =========================== ============================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $                8,791,302  $                 6,190,081
                                                                    =========================== ============================




The accompanying notes are an integral part of these financial statements.

                        SYNERGY TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                                    CUMULATIVE
                                                                                                                    PERIOD FROM
                                                                                                                    FEBRUARY 10,
                                                      FOR THE THREE MONTHS              FOR THE SIX MONTHS          1997 (DATE OF
                                                         ENDED JUNE 30,                    ENDED JUNE 30,           INCEPTION) TO
                                                    2002             2001             2002               2001       JUNE 30, 2002
                                                 (UNAUDITED)      (UNAUDITED)      (UNAUDITED)        (UNAUDITED)   (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------

REVENUE
     Interest Income                                       7            491                 63           1,053              35,872
     Consulting Income                                     -              -                  -               -               8,927
-----------------------------------------------------------------------------------------------------------------------------------
                                                           7            491                 63           1,053              44,799
EXPENSES

     General and administrative                      886,216        608,940          1,708,410       1,004,522           7,540,432
     Stock option compensation                             -         21,603             13,879          43,210             997,830
     Compensation related to warrants                      -              -                  -               -             343,744
     Technology development                          209,299        176,579            293,189         407,572           3,255,845
     Other technology costs (Note 6(a))              415,200              -            415,200               -             415,200
     Dry well expenses                                     -              -                  -               -             722,210
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                     1,510,715        807,122          2,430,678       1,455,304          13,275,261
-----------------------------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS                             (1,510,708)      (806,631)        (2,430,615)     (1,454,251)        (13,230,462)

OTHER EXPENSES
    Amortization of debt discount and offering
       costs                                               -              -                  -               -         (2,250,000)
    Conversion inducement                          (888,548)              -          (888,548)               -           (888,548)
    Interest accrued on notes payable               (76,209)       (52,973)          (131,689)       (120,671)           (499,870)
    Share of expenses incurred by joint venture     (22,016)      (137,379)           (33,980)       (174,694)           (332,862)
    Write-down of technology                               -              -                  -               -        (34,528,244)
    Gain on disposition                                    -         90,263                  -         114,643             802,208
-----------------------------------------------------------------------------------------------------------------------------------
                                                   (986,773)      (100,089)        (1,054,217)       (180,722)        (37,697,316)

-----------------------------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE TAXES                            (2,497,481)      (906,720)        (3,484,832)     (1,634,973)        (50,927,778)
-----------------------------------------------------------------------------------------------------------------------------------

PROVISION FOR INCOME TAX                                   -              -                  -               -                   -
-----------------------------------------------------------------------------------------------------------------------------------

NET LOSS                                        $(2,497,481)     $(906,720)  $     (3,484,832) $   (1,634,973)  $     (50,927,778)
===================================================================================================================================

BASIC AND DILUTED LOSS PER COMMON SHARE            $  (0.06)     $   (0.03)  $          (0.09) $        (0.05)  $           (2.72)
===================================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED     40,442,432     31,194,005         38,288,807      30,724,302          18,736,515
===================================================================================================================================


The accompanying notes are an integral part of these financial statements.


                SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                                                       CUMULATIVE
                                                                                                                      PERIOD FROM
                                                                                                                      FEBRUARY 10,
                                                        FOR THE THREE MONTHS              FOR THE SIX MONTHS         1997 (DATE OF
                                                           ENDED JUNE 30,                    ENDED JUNE 30,          INCEPTION) TO
                                                      2002             2002             2002               2002      JUNE 30, 2002
                                                   (UNAUDITED)      (UNAUDITED)      (UNAUDITED)        (UNAUDITED)    (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------------
CASH FROM OPERATING ACTIVITIES
Net loss                                          (2,497,481)       (906,720)    (3,484,832)        (1,634,973)        (50,927,778)
Adjustments to reconcile net loss to net cash
   from operations
     Dry well expense                                       -               -              -                  -             722,210
     Depreciation, amortization and write-downs        11,344          30,353         35,228             62,013          37,853,723
     Conversion inducement                            888,548               -        888,548                  -             888,548
     Accrued interest on notes payable                 76,209          52,973         99,593            120,671             467,775
     Issuance of shares for services                  798,648         565,806      1,176,725            565,806           2,483,683
     Issuance of warrants for services                      -               -              -                  -             343,744
     Settlement of debt and acquisition of CPJ              -               -        357,529                  -             357,529
     Re-issue of founders shares                            -               -         38,500                  -             145,000
     Investment in joint ventures                      22,016          36,839         24,190             36,839              40,909
     Exchange rate loss                                12,191        (11,512)         17,672                930              80,003
     Loss on disposition of assets                          -             904              -                904           (684,239)
  Changes in assets and liabilities
     Accounts receivable                               58,207          34,162         14,017             59,804            (24,544)
     Prepaid expenses and deposits                    (6,774)        (14,289)       (38,629)             13,066            (78,373)
     Accounts receivable - related parties                  -         (4,187)              -           (57,386)                   -
     Accounts payable                                  82,637         127,205      (227,287)            169,509           1,109,341
     Accounts payable - related parties                     -         142,943              -            142,943             153,088
     Accrued expenses                                 219,614        (37,325)        379,499           (31,825)             454,242
------------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM OPERATING ACTIVITIES            (334,841)          17,152      (719,247)          (551,699)         (6,615,139)

CASH FROM INVESTING ACTIVITIES
     Acquisition of oil and gas properties                  -               -              -                  -           (688,188)
     Acquisition of property and equipment            (6,748)             152       (20,770)            (1,483)           (140,175)
     Acquisition of equity security                         -               -              -                  -           (100,000)
------------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM INVESTING ACTIVITIES              (6,748)             152       (20,770)            (1,483)           (928,363)

CASH FROM FINANCING ACTIVITIES
     Proceeds from (payments to) notes payable
     -related parties                                       -       (214,139)              -             62,844             531,933
     Proceeds from (payments to) notes payable         80,000               -       (55,223)                  -             768,296
     Net proceeds from convertible debt                     -               -              -                  -           2,137,500
     Sales of common stock                            269,650          39,000        779,550            269,500           3,788,660
     Other                                                  -         266,521              -            266,521             402,500
                                                 -----------------------------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES              349,650          91,382        724,327            598,865           7,628,889
EFFECT OF EXCHANGE RATE CHANGES ON CASH              (12,191)          11,512       (17,672)              (930)            (80,003)
NET CHANGE IN CASH                                    (4,130)         120,198       (33,362)             44,753               5,384
CASH AT BEGINNING OF PERIOD                             9,514             614         38,746             76,059                   -
                                                 -----------------------------------------------------------------------------------
CASH AT END OF PERIOD                             $     5,384    $    120,812   $      5,384       $    120,812       $      5,384
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.

                        SYNERGY TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                       -------------- ----------- ---------------- -------------- ---------------- --------------
                                                                                                                        TOTAL
                                                                     ADDITIONAL      ACCUMULATED      UNEARNED       STOCKHOLDERS'
                                            SHARES      AMOUNT        PAID IN          DEFICIT      COMPENSATION        EQUITY
                                                                      CAPITAL                                          (DEFICIT)
                                       -------------- ----------- ---------------- -------------- ---------------- --------------
BALANCE AT DECEMBER 31, 1999             11,989,327      $23,980      $ 1,484,455   $(2,958,385)                    $(1,449,950)

Cancellation of founders shares            (496,736)           -                -              -                -              -
Issuance of shares for cash                  710,000       1,420          353,580              -                -        355,000
Issuance of shares for royalty               500,000       1,000        1,061,500              -                -      1,062,500
Issuance of stock options                          -           -          981,330              -                -        981,330
Issuance of warrants for services
September 29, 2000                                 -           -          343,744              -                -        343,744
Issuance of convertible debt                       -           -        2,137,500              -                -      2,137,500
Issuance of shares from escrow            14,943,510      29,887       37,998,357              -                -     38,028,244
Warrants for stock, January through
December 2000                                431,000         862          430,138              -                -        431,000
Issuance of shares for services
February 16, 2000 at average
prices                                     1,359,063       2,718          890,919              -                -        893,637
Options exercised                            105,000         210          104,790              -                -        105,000
Unearned compensation                              -           -                -              -         (89,770)       (89,770)
Net loss for the period                            -           -                -    (6,072,071)                -    (6,072,071)
                                       -------------- ----------- ---------------- -------------- ---------------- --------------
BALANCE AT DECEMBER 31, 2000              29,541,164     $60,077      $45,786,313   $(9,030,456)       $ (89,770)   $ 36,726,164
                                       ============== =========== ================ ============== ================ ==============
Warrants for stock -- debenture            1,000,000       2,000          998,000              -                -      1,000,000
Warrants for stock -- cash                   264,000         528          263,472              -                -        264,000
Options exercised -- cash                      5,500          11            5,489              -                -          5,500
Re-issue of founders shares                  157,143         300          106,200              -                -        106,500
Issuance of stock options                          -           -          120,000              -                -        120,000
Shares for services                          893,154       1,786          858,443              -                -        860,229
Issuance of shares for cash                2,315,382       4,631        1,495,369              -                -      1,500,000
Unearned compensation                              -           -                -              -           75,891         75,891
Net loss for the period                            -           -                -   (38,412,491)                -   (38,412,491)
                                       -------------- ----------- ---------------- -------------- ---------------- --------------
BALANCE AT DECEMBER 31, 2001              34,176,343    $ 69,333      $49,633,286  $(47,442,947)       $ (13,879)     $2,245,793
                                       -------------- ----------- ---------------- -------------- ---------------- --------------

Issuance of shares for cash                1,039,400       2,078          777,472              -                -        779,550
Shares for services                        1,295,244       2,591          692,702              -                -        695,293
Shares for debt                            2,504,966       5,010        1,514,415              -                -      1,519,425
Shares for technology acquisition          4,291,334       8,583        3,081,177              -                -      3,089,760
Re-issue of founders shares                   50,000         100           38,400              -                -         38,500
Shares for financing services                424,041         848          173,009              -                -        173,857
Issuance of warrants                               -           -           40,500              -                -         40,500
Unearned compensation                              -           -                -              -           13,879         13,879
Conversion inducement                              -           -          888,548                                        888,548
Net loss for the period                            -           -                -    (3,484,831)                -    (3,484,831)
                                       -------------- ----------- ---------------- -------------- ---------------- --------------

BALANCE AT JUNE 30, 2002                  43,781,328    $ 88,543      $56,839,509  $(50,927,778)       $        -   $  6,000,274
                                       ============== =========== ================ ============== ================ ==============



   The accompanying notes are an integral part of these financial statements.

                SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDARIES
                          (A DEVELOPMENT STAGE COMPANY)
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

All dollar amounts used herein refer to U.S. dollars unless otherwise indicated.

These statements are prepared using Generally Accepted Accounting Principals as well as the terms outlined or explained in the year end 10-KSB filing.

All significant transactions between the parent and consolidated affiliates have been eliminated. The consolidated quarterly financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. The results reported in these consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.


NOTE 2 - UNCERTAINTY ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

The Company is in the development stage and has not realized any revenues, has incurred losses and had negative cash flows from operations in the first six months of 2002 and each year since its inception. The Company's efforts have been focused on the development of its technologies and raising capital necessary to finance its development and administrative activities. To date, a substantial portion of its activities have been paid for by the issuance of common shares, options and warrants.

Synergy's business is the development and licensing of technologies related to the oil and gas industry. Synergy's efforts are directed to the commercial application of technologies in two areas:

         1. technologies for the conversion of stranded natural gas into synthetic naphtha and diesel (GTL), including Syngen, a cold plasma technology to produce hydrogen rich streams from natural gas, gasoline and diesel; and

         2.       technologies for the upgrading of heavy oil to lighter oils
                  (CPJ).

Uncertainty Regarding Future Operations

The conditions described above raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course, which would require the raising of additional capital sufficient to finance its development activities and administrative costs. However, there can be no assurance that the Company will be able to raise the necessary additional capital or successfully complete the development of its technologies. If these assumptions were determined to no longer be appropriate, the going concern basis would no longer be appropriate and the assets and liabilities would be adjusted to their liquidation values.




NOTE 3 - INVESTMENTS, ACQUISITIONS AND TECHNOLOGY DEVELOPMENT

Investments reported on the Consolidated Balance Sheet of the Company include the following:


                                                                             JUNE 30,          DECEMBER 31,
                                                                              2002                 2001
                                                                       -----------------  -------------------

Investment in SynGen Technology (See Note 3(a) below)                  $      3,500,000   $        3,500,000

Investment in CPJ Technology (See Note 3(b) below)                            5,064,099            1,432,500

Investment in private U.S. corporation                                                -            1,000,000
                                                                       -----------------  -------------------

                                                                       $      8,564,099   $        5,932,500
                                                                       =================  ===================

(a)      SynGen:  There were no changes during the current year.

(b) CPJ: During the quarter ended March 31, 2002, Synergy entered into an agreement with Texas T Petroleum Ltd. (Texas T), Capital Reserve Corporation, Carbon Resources Limited (Carbon) and Pierre Jorgensen to purchase the remaining 50% of Carbon from Texas T. The details of this agreement are as follows:

                  1) Texas T transferred to Synergy all of its right, title and interest in and to the Carbon stock.

                  2) Synergy issued to Texas T 400,000 shares common stock of Synergy.

                  3) Synergy also issued in the name of Texas T 1,900,000 common shares of Synergy and delivered the stock to an escrow agent to be held pursuant to an escrow agreement.

         Under the terms of an agreement entered into September 2000 to renegotiate the terms of the royalty agreement, the Corporation and Texas T had each issued shares to Mr. Jorgenson together with a commitment to make up the difference between the proceeds received on the sale of shares and $1 million. As at December 31, 2001 the Corporation had accrued $370,000 for its share of the shortfall between the value of the shares and $500,000. In connection with the acquisition of the additional shares of Carbon, the Corporation assumed the remaining 50% of this obligation to Mr. Jorgenson, agreed to an increase in the minimum value to $1,100,000, and issued an additional 1,491,334 shares to Mr. Jorgenson for settlement of this obligation. Shares issued to Mr. Jorgenson in excess of those required to achieve the committed resale proceeds of $1,100,000 will be returned to the Corporation. A value of $1,073,760 was attributed to this transaction based on the five-day average share price of $0.72 per share. An additional 500,000 shares were issued in order to replace the 500,000 Capital Reserve Corporation shares that were returned to Texas T pursuant to the purchase agreement. A value of $360,000 was attributed to this transaction based on a five-day average share price of $0.72 per share.

         This transaction closed on March 5, 2002. Up to that date the investment in Carbon was recorded using the equity method. From the closing date forward Carbon has been recorded using the consolidation method. The investment in private US corporation at December 31, 2001 was eliminated upon the closing of this agreement.

         There were no changes during the current quarter.

(c)      Investment in Drake Synergy Petroleum as at June 30, 2002:



     ---------------------------------------------------------------------------
      o Shares of Drake Synergy Petroleum Ltd.
           2,500,000 shares valued at Naira 1.00 per share         22,104
      o Advances to Drake Synergy Petroleum                       121,813
      o 50% of net liabilities of Drake Synergy Petroleum         (84,197)
                                                             -------------------
                                                          $        59,720
     ---------------------------------------------------------------------------


NOTE 4 - RELATED PARTY TRANSACTIONS


a) During the quarter ended June 30, 2002, the Company was charged $13,500 for consulting services by Huntingtown Associates LLC (a Connecticut corporation) of which Mr. Baumert is the sole proprietor and a member of the Company's Board of Directors. Huntingtown Associates charges consulting services provided by Mr. Baumert at a rate of $1,500 per day plus expenses. At June 30, 2002 an amount of $24,131 remained due and payable to Huntingtown Associates.

b) During the quarter ended June 30, 2002, various officers and directors subscribed to a private placement offering as described in Note 8(a) in the amount of $392,317 for 26.2 units.

NOTE 5 - RECEIVABLES

         Certain expenses for services rendered and supplies acquired in Canada are subject to a federal Goods and Services Tax of 7% which is refundable to the Company in Canadian Dollars upon filing of a GST return. Total receivables include a GST refund due to the Company of $4,543, as well as $20,000 that is due from Mr. Barry Coffey by August 2002.

NOTE 6 - CURRENT LIABILITIES

(a) Accrued expenses: In connection with the acquisition by the Company in the first quarter of 2002 of the remaining 50% of the shares of Carbon it did not own, the Company agreed to issue 1,491,334 common shares to Mr. Jorgenson for resale by him. In the event that Mr. Jorgenson realizes proceeds of $1,100,000 from the sale of these shares as well as the sale of certain other shares previously issued by the Company to Mr. Jorgenson, he is required to return any unsold shares to the Company. In the event the sale of these shares and the shares previously issued results in proceeds of less than $1,100,000, the Company will be required to issue additional shares sufficient for Mr. Jorgenson to realize total proceeds of $1,100,000. At June 30, 2002, the Company recorded a liability of $415,200 to Mr. Jorgensen because, based on the closing stock price on that date of $0.38 per share, the value of the shares held by Mr. Jorgenson on that date was $415,200 less than our remaining obligation to Mr. Jorgenson.

(b) Notes payable: As of July 29, 2002, holders of notes in the amount of $1,035,000, exclusive of accrued interest, have agreed to exchange their notes for stock and warrants (Note 8(h)); holders of notes in the amount of $210,000, exclusive of accrued interest, have elected not to exchange their notes and request repayment; and holders of notes in the amount of $1,005,000 (Note 7), exclusive of accrued interest, have elected to hold their notes and accrue interest at the rate of 10% per annum, payable quarterly. The terms of the notes being held are unaltered, and accordingly these amounts are shown as long-term liabilities (Note 7). The $210,000 of Convertible Promissory note's whose holders have requested repayment are included in Notes Payable. These values are reflected in the statements as of June 30, 2002.


         A short-term loan from a Company employee for $80,000 was received during the quarter. This loan bears interest at the rate of Prime plus one percent per annum and is due by December 9, 2003.

(c) Accrued interest on notes: Interest in the amount of $250,173, related to the Convertible promissory notes, plus $252, related to the Company employee loan, has been accrued to June 30, 2002.


NOTE 7 - LONG TERM LIABILITIES

(a) The $1,005,000 of Convertible Promissory notes that have elected to hold their notes and accrue interest at the rate of 10% per annum, payable quarterly, are included in Notes Payable. Each note will mature five years from the date of the issuance.


NOTE 8 - COMMON STOCK

(a) Cash proceeds of $269,650 were received during the second quarter for the purchase of 18 units at $0.75 per unit pursuant to an offering that commenced November 2001. An additional $83,325 of outstanding accounts payable were converted into 5.6 units during the three months ended June 30, 2002. Each unit consists of 20,000 shares of common stock and 10,000 warrants to purchase an additional share for $0.72, exercisable at any time three years from June 2, 2002, the closing of the offering.


         The exercise price of the warrants issued during the three months ended March 31, 2002 was adjusted to $0.72 as per the terms of the revised offering memorandum.

         Pursuant to the terms of a consulting agreement with Huntingtown Associates LLC, of which Duane Baumert, a director of Synergy, is the sole proprietor, Synergy issued 407,658 options to purchase shares of common stock in consideration of services rendered during 2001 in the amount of $103,500, all as reported in the company's annual report on Form 10-KSB for the year ended December 31, 2001. Management has renegotiated the manner of the payment due under said consulting agreement so that the options the Company agreed to issue were cancelled and the outstanding amount due was applied to the purchase of the Company's securities offered in a private placement completed in June 2002. Specifically, the $103,500 due to

         Huntingtown Associates under the consulting agreement was settled for
         6.9 units of the Company's securities consisting of an aggregate of 138,000 shares of common stock and warrants to purchase 69,000 shares of common stock at a price of $0.72 per share through June 1, 2005.

(b) 213,209 shares were issued to certain firms for services provided to the Company. The shares are recorded in the Consolidated Statement of Operations as a General and administrative expense at the five-day average trading value of the stock on the date of execution of the settlement agreements. A value of $128,669 is recorded in the statements relating to these transactions.

(c) 140,000 shares were issued to a third party for assignment of patents related to the Company's sulfur related technologies. The shares are recorded as an expense under Technology development with a value of $84,000 based on the five-day average share price of $0.60.

(d) 171,433 shares were issued to a third party for settlement of loans provided to the Company. A value of $122,022 is recorded related to this transaction at $0.71 per share. Included in this value is an expense of $7,637 related to the premium paid on the principal amount of the converted debt.

(e) 247,500 shares were issued to a certain investment firm for investor relation services. A value of $101,475 was attributed to the shares based on a five-day average share price of $0.41 per share.

(f) On June 20, 2002, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. We may increase the amount Fusion must purchase per trading day as the market price of our common stock achieves certain predefined levels. The $6.0 million of common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. We have the right to set a minimum purchase price at any time; however, the purchase price cannot be less than $0.30 without the consent of Fusion Capital. We issued 424,041 shares representing a commitment fee paid upon execution of the stock purchase agreement. A value of $173,857 was attributed to the shares based on a five-day average share price of $0.41 per share and is recorded as a General and administrative expense in the Consolidated Statement of Operations.

(g) On January 3, 2002, we entered into a settlement agreement with John Gradek, our former Chief Executive Officer, which extinguished a lawsuit filed by Mr. Gradek against us on February 27, 2001. In that suit, Mr. Gradek claimed that Synergy breached its employment agreement with him by terminating him without cause and asserted that Synergy owed him his monthly salary of $10,000 for 32 months plus paid vacation days and attorney fees of up to $80,000. Pursuant to the settlement agreement, we agreed to (i) pay to Mr. Gradek the sum of $100,000 in two installments of $50,000 each, the first on or before February 1, 2002 which sum was paid and the second by May 1, 2002 which sum was paid, and (ii) issue to Mr. Gradek 150,000 shares of common stock. In addition, each party released the other from all actions or claims with respect to Mr. Gradek's employment with Synergy.


         During the second quarter, founding shareholders transferred 60,000 shares to Mr. Gradek in partial settlement of the above mentioned agreement and the Company issued the remaining 90,000 shares from treasury. The shares were recorded as an expense in the financial statements during 2001 and had been carried as a liability during 2002.

(h) Holders of notes in the amount of $1,252,350, inclusive of accrued interest as of June 30, 2002, have agreed to exchange their notes into securities of the Company. For every $3 of principal and interest accrued thereon the Company issued a new unit comprised of the following:

         o        5 shares of our common stock.

         o 3 warrants, each entitling the holder to purchase 1 share of common stock at an exercise price of $0.90 per share for a period of 5 years after the date of issue.

         In exchange for the notes mentioned above, the Company issued 2,087,250 shares and 1,252,350 warrants during the quarter. The total amount of principal and interest has been removed from the liabilities and recorded in the equity section of the Balance Sheet. In addition, a value of $888,548 has been recorded as an expense in the Consolidated Statement of Operations relating to the fair value of additional securities issued to induce conversion of debt.

(i) 50,000 warrants were issued to a consulting firm for assistance in developing a business plan. These warrants have an exercise price of $0.02 per share for a period of 5 years after the date of issue. An expense of $34,000 is recorded in the General and administrative section based on the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, expected volatility of 18.16%, interest rate of 4.25% and expected life of one year.

(j) 100,000 warrants were issued to a consulting firm for serving as the placement agent for the private offering of Synergy securities. These warrants have an exercise price of $0.90 per share for a period of 3 years after the date of issue. An expense of $5,000 is recorded in the General and administrative section based on the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, expected volatility of 18.16%, interest rate of 4.25% and expected life of one year.

(k) On June 2, 2002, we entered into a consulting agreement with William R. Engles, Jr. to serve as our Chief Financial Officer. The agreement provides that Mr. Engles would furnish consulting services to Synergy consistent with the duties and responsibilities of a Chief Financial Officer. This agreement extends through September 2, 2002, as may be extended by mutual agreement of the parties. We have agreed to pay to Mr. Engles $2,500 per week for his services. We shall also reimburse Mr. Engles for all out-of-pocket expenses associated with the work performed pursuant to this agreement. In addition, we have agreed to pay to Mr. Engles the equivalent of $3,500 per week in shares of our common stock as shall be calculated by dividing said amount by the average of the closing price per share over the five trading days prior to the payment date. We also have agreed to grant to Mr. Engles options representing the right to purchase 100,000 shares of common stock at an exercise price of $0.72 per share. The options shall vest at a pro rata rate over 13 weeks from June 3, 2002 and shall have a term of 10 years. We have agreed to register all shares issued to Mr. Engles pursuant to this agreement and all shares underlying his option for public resale under the Securities Act of 1933. An expense of $1,500 is recorded in the General and administrative section based on the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, expected volatility of 18.16%, interest rate of 4.25% and expected life of one year.


WARRANTS
--------


The following table summarizes the warrants issued, exercised and expired during the six months ended June 30, 2002 and the fiscal year ended December 31, 2001 and those warrants which remain outstanding as at June 30, 2002:



Balance at December 31, 2000                                                                     914,666
Warrants issued during 2001
     At $1.30 per share                                                                        2,315,382
     At $3.00 per Unit                                                                         1,264,000
     At $3.50 per share                                                                                -
Warrants expired unexercised during the period, $1.00 per share                                (130,000)
                                                                                     --------------------
Warrants to purchase common shares, balance at December 31, 2001                               4,364,048

Warrants issued during the six months ended June 30, 2002
      At $1.00 per share                                                                         250,000
      At $0.02 per share (Note 8(i))                                                              50,000
      At $0.72 per share (Note 8(a))                                                             644,250
      At $0.90 per share (Note 8(h)(j))                                                        1,352,350
                                                                                     --------------------
Outstanding at June 30, 2002                                                                   6,660,648
                                                                                     ====================



STOCK OPTIONS
-------------

The Company has six stock option plans outstanding. The 2002 Stock Option Plan was approved at the special meeting on February 18, 2002 authorizing a maximum of 10,000,000 options.

On June 2, 2002, the Company offered Mr. Engles options representing the right to purchase 100,000 shares of common stock at an exercise price of $0.72 per share. The options shall vest at a pro rata rate over 13 weeks and shall have a term of 10 years. We have agreed to register all shares underlying his option for public resale under the Securities Act of 1933. A value of $1,500 is recorded in the General and administrative section based on the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, expected volatility of 18.16%, interest rate of 4.25% and expected life of one year.

On May 2, 2002, the Company offered Mr. Graham H. Batcheler a position on the Company's Board of Directors along with a grant of 200,000 options at an exercise price of $1.00 per share which vest over a three-year period and are exercisable for ten years.

     Options granted to employees and directors for their services as directors and employees are accounted for using the intrinsic value method. There was no value attributed to options granted during the quarter.

The following table summarizes the status of the Company's stock options as at June 30, 2002:


                                                                                         WEIGHTED
                                                                         SHARES          AVERAGE
                                                                                     EXERCISE PRICE
                                                                   ---------------- -----------------
  Outstanding at end of year, December 31, 2000                          2,795,000   $          1.05
  Granted during 2001                                                      325,000              1.31
  Cancelled during 2001                                                  (335,000)              1.10
  Exercised during 2001                                                    (5,500)              1.00
                                                                   ---------------- -----------------
                                                                   ---------------- -----------------
Outstanding at end of year, December 31, 2001                            2,779,500   $          1.08
Granted during the six months ended June 30, 2002                        4,800,000              0.73
                                                                   ================ =================
Outstanding at June 30, 2002                                             7,579,500   $          0.86
                                                                   ================ =================


NOTE 9 - OTHER EVENTS


In July 2002, we agreed with Nielson & Associates, Inc., an oil and gas exploration and production company of which James Nielson, one of our directors is the principal shareholder, to establish a joint venture company to finance (or cause to be financed), build and operate an approximately 1,000 or greater barrel per day heavy oil upgrading facility or facilities in Wyoming and/or Montana. The Company agreed.to license the CPJ technology to the joint venture company, and Nielson & Associates agreed to provide the oil well or wells and necessary land or lands for the facility or facilities to the joint venture company.

On July 9, 2002, Synergy completed a $500,000 common stock private placement with one of the company's institutional shareholders. The fund purchased 1,246,884 restricted shares of Synergy common stock at $.401 per share. As a result of the current and two earlier private placements with Synergy, this particular institutional shareholder has made an aggregate investment of $1.75 million in Synergy and now controls 3,118,545 shares, or 6.9 percent, of the company's 45,028,212 outstanding common shares.


NOTE 10 - COMMITMENTS AND CONTINGENCIES


(a) Operating Lease - Effective September 1, 2000 the Company entered into a five-year non-cancelable lease which provided for monthly lease payments, including operating costs, of $19,171. Minimum future rental payments under this lease with remaining terms in excess of one year are as follows:

2002     115,026
2003     230,052
2004     230,052
2005     153,368